                                                                     EXHIBIT 2.1
                             AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER (hereinafter, this "Agreement"), made as of this 10th day of July, 1997, by and among CLAREMONT TECHNOLOGY GROUP, INC., an Oregon corporation ("Claremont"), CLAREMONT ACQUISITION CORPORATION, an Oregon corporation and a wholly-owned subsidiary of Claremont ("Subsidiary"), OPTEX, INC., an Ohio corporation ("OpTex"), MICHAEL L. JOHNSON, MICHAEL A. GUIDER, JULI A. SHIVLEY, RICHARD E. BROWN, LAURA HENDERSON AND MICHAEL LININGER. Claremont, Subsidiary and OpTex are sometimes hereinafter collectively referred to as the "Constituent Corporations."

                                     WITNESSETH:

    WHEREAS, Claremont, Subsidiary and OpTex desire to effect a business combination by means of a merger of Subsidiary with and into OpTex, with OpTex being the surviving corporation in the merger, all upon the terms and subject to the conditions of this Agreement; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, the parties hereto hereby agree as follows:


                                       ARTICLE

                         THE MERGER; CLOSING; EFFECTIVE TIME

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the laws of the State of Oregon and the State of Ohio, at the Effective Time (as defined in Section 1.3 hereof) Subsidiary shall be merged with and into OpTex and the separate corporate existence of Subsidiary shall thereupon cease (the "Merger"). OpTex shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 1701.82 of the Ohio Revised Code (the "Ohio Act") and Section 60.497 of the Oregon Business Corporation Act (the "Oregon Act").

    1.2 THE CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of OpTex at 1:00 p.m. Central Time on July 10, 1997 (or at such other place, time or date as may be mutually agreed upon by Claremont and OpTex) (the "Closing Date"). At the Closing, each of the parties shall take all actions and deliver all such documents, instruments, certificates, agreements, securities and other items as may be requisite and are within its power to perform in order to fulfill and observe all covenants, conditions and agreements on its part to be performed, fulfilled and observed at or prior to the Merger (and not theretofore accomplished), and/or to cause all conditions precedent to the other party's obligations hereunder to be satisfied in full.


1 - AGREEMENT AND PLAN OF MERGER

    1.3 ARTICLES/CERTIFICATE OF MERGER. On the Closing Date, if all of the conditions to the Merger set forth in Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article VIII, the parties hereto shall cause Articles of Merger meeting the requirements of Section 60.494 of the Oregon Act and a Certificate of Merger meeting the requirements of Section 1701.81 of the Ohio Act to be properly executed and filed in accordance with such Section 60.494 and such Section 1701.81. The Merger shall become effective at the time (the "Effective Time") of the filing of Articles of Merger in accordance with the Oregon Act and the Ohio Act or at such later time which the parties hereto have agreed and designated in such Articles of Merger as the effective time of the Merger.

    1.4 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any rights, properties or assets as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, including without limitation, any and all regulatory filings required to comply with any statute, rule or regulation enacted or promulgated by any state or any governmental agency, department, division or commission, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.


                                      ARTICLE II

                                     THE SURVIVING
                                     CORPORATION

    2.1 CAPITALIZATION OF THE SURVIVING CORPORATION. The capitalization of the Surviving Corporation shall be as set forth in the Articles of Incorporation of OpTex in effect immediately prior to the Effective Time.

    2.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of OpTex, as amended, in effect immediately prior to the Effective Time.

    2.3 CODE OF REGULATIONS AND CODE OF BYLAWS. The Code of Regulations and Code of Bylaws of the Surviving Corporation shall be the Code of Regulations and Code of Bylaws of OpTex in effect immediately prior to the Effective Time.

    2.4 TAX CONSEQUENCES. It is intended that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 (a)(2)(E) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


2 - AGREEMENT AND PLAN OF MERGER

    2.5 OFFICERS AND DIRECTORS. The officers and directors of the Surviving Corporation, effective immediately after the Effective Time, will be as listed on Exhibit 2.5, all of whom shall serve until their resignation or removal or until their successors are elected and qualified.


                                     ARTICLE III

                             CONSIDERATION FOR THE MERGER

    3.1 CONVERSION. Except as otherwise set forth herein, at the Effective Time, each share of common stock of OpTex, no par value per share, issued and outstanding immediately prior to the Effective Time (the "OpTex Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive that shareholder's "Pro Rata Share" (as hereinafter defined) of the "Initial Merger Consideration" (as hereinafter defined), together with the right to receive that shareholder's Pro Rata Share of the "Escrowed Merger Consideration" (as hereinafter defined), subject to the escrow established herein. The following definitions shall apply:

         (a) TOTAL MERGER CONSIDERATION means One Million and 00/100 Dollars ($1,000,000.00) and 240,000 unregistered shares of Claremont common stock, no par value per share.

         (b) INITIAL MERGER CONSIDERATION means One Million and 00/100 Dollars ($1,000,000.00) and 120,000 unregistered shares of Claremont common stock, no par value per share.

         (c) ESCROWED MERGER CONSIDERATION means 120,000 unregistered shares of Claremont common stock, no par value per share.

         (d) PRO RATA SHARE means, with respect to the Initial Merger Consideration, that amount of such Initial Merger Consideration as is set forth under the column heading "Initial Merger Consideration" opposite each Shareholder's name on Exhibit 3.1(d) attached hereto, and with respect to the Escrowed Merger Consideration, that amount of such Escrowed Merger Consideration as is set forth under the column heading "Escrowed Merger Consideration" opposite each Shareholder's name on Exhibit 3.1(d).

    3.2 TREASURY SHARES. Each OpTex Share issued and held in OpTex's treasury immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist.

    3.3 SHAREHOLDER RIGHTS. From and after the Effective Time, the holders of certificates representing OpTex Shares outstanding immediately prior to the Effective Time (each, a "Shareholder," and collectively, the "Shareholders") shall cease to have any rights with respect to such OpTex Shares and their sole rights shall be those rights which they will have as holders of their


3 - AGREEMENT AND PLAN OF MERGER

Pro Rata Share of the Escrowed Merger Consideration, subject to the terms of the Escrow Agreement, and those which they will have as holders of their Pro Rata Share of the Initial Merger Consideration.

    After the Effective Time, each Shareholder shall be entitled, upon surrender of a certificate or certificates representing OpTex Shares outstanding immediately prior to the Effective Time (duly endorsed if required), together with a properly completed letter of transmittal covering all such shares (with customary representations and warranties regarding the absence of liens, claims and encumbrances on such shares), to receive in exchange therefor (i) a Claremont check payable to such holder together with a certificate or certificates (as the holder requests) representing that Shareholder's Pro Rata Share of the Initial Merger Consideration, plus (ii) that Shareholder's Pro Rata Share of the Escrowed Merger Consideration, subject to the terms of the Escrow Agreement. Until so surrendered for exchange, each such certificate representing OpTex Shares outstanding as aforesaid shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of Claremont common stock to be delivered and distributed in exchange therefor pursuant to this Article III. Unless and until any such certificate representing OpTex Shares outstanding as aforesaid shall be so surrendered, no dividend payable to holders of record of Claremont common stock at or after the Effective Time shall be paid to the holder of such certificate but upon surrender thereof there shall be paid to the holder of record immediately prior to the Effective Time of such surrendered certificate the dividends (without interest) that have theretofore become payable with respect to the Claremont common stock, deliverable and distributable in exchange therefor pursuant to this Article III; provided, however, that if by reason of the escheat or other laws of any state having jurisdiction in the premises, Claremont is required to pay such state all or any part of such dividends which have become payable, the amount of dividends which would otherwise be payable upon surrender of any such certificate representing OpTex Shares outstanding as aforesaid shall be reduced by the amount so paid pursuant to such escheat or other laws.

    Richard E. Brown hereby agrees that he shall have no right to receive any portion of the Escrowed Merger Consideration.

    Michael A. Guider hereby agrees that he shall have no right to receive any portion of the Escrowed Merger Consideration.

    3.4 FRACTIONAL SHARES. No fractional shares of Claremont common stock shall be issued in the Merger. In lieu of the issuance of any such fractional shares, Claremont shall pay to each former shareholder of OpTex who otherwise would be entitled to receive a fractional share of Claremont's common stock (after taking into account all Claremont common stock into which such shareholder's OpTex Shares were converted pursuant to this Article III) an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the fair market value (as hereinafter defined) of a share of Claremont's common stock by (ii) the fraction of a share of Claremont's common stock which such holder would otherwise be entitled to receive pursuant to this Article III. The fair market value of a share of Claremont's common stock shall be the average of the closing prices over the ten (10) day trading period immediately preceding the two (2) day period prior to the Closing Date.


4 - AGREEMENT AND PLAN OF MERGER
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    3.5  LOST CERTIFICATES.  In the event any certificate representing OpTex
Shares (a "Certificate") shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and indemnity against any claim that may be made against Claremont with respect to such Certificate, and, if required by Claremont, the posting by such person of a bond in such amount as Claremont may determine is reasonably necessary in connection with such indemnity, Claremont will issue in exchange for such lost, stolen or destroyed Certificate the Claremont common stock, and cash in lieu of any fractional shares, deliverable in respect thereof pursuant to this Agreement.

    3.6 SUBSIDIARY SHARES. Each Share of common stock of Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holder thereof into one share of common stock of the Surviving Corporation.

    3.7 ESCROW DEPOSIT. Promptly following the Closing, Claremont shall deposit in escrow pursuant to Article X hereof, the number of shares of Claremont common stock constituting the Escrowed Merger Consideration. Such shares shall be issued in the name of each of the Shareholders, other than Richard E. Brown and Michael A. Guider, for each such Shareholder's Pro Rata Share of the Escrowed Merger Consideration. In addition, each of the Shareholders, other than Richard E. Brown and Michael A. Guider, shall deposit in escrow stock powers endorsed in blank with respect to such Shareholder's Pro Rata Share of the Escrowed Merger Consideration. Such shares and blank stock powers shall be held for the purposes described in Article X and the Escrow Agreement (as hereinafter defined), and released to Claremont and/or the Shareholders in accordance with the provisions of Article X and the Escrow Agreement.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

    4.1 REPRESENTATIONS AND WARRANTIES OF OPTEX AND THE SHAREHOLDERS. In order to induce Claremont to enter into this Agreement, OpTex and the Shareholders jointly and severally represent and warrant to Claremont, except with regard to the matters set forth in the OpTex Disclosure Schedule (the "OpTex Disclosure Schedule") delivered herewith, as follows:

         (a) ORGANIZATION, GOOD STANDING, POWER, ETC. OpTex is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. OpTex has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted or as proposed to be conducted. OpTex is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or occupied by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of OpTex taken as a whole, and all such jurisdictions are set forth in Section 4.1(a) of the OpTex Disclosure Schedule. OpTex has delivered, or will prior to or on the Closing Date deliver, to Claremont complete and correct copies of its Articles of Incorporation (certified by the


5 - AGREEMENT AND PLAN OF MERGER
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Secretary of the State of Ohio) and Code of Regulations and Code of Bylaws
(certified by the Secretary of OpTex), as amended to the Closing Date.

         (b) AUTHORIZED CAPITALIZATION. The authorized capital stock of OpTex consists of 750 shares of common stock, no par value per share. At the date hereof, there are 200 shares of OpTex common stock issued and outstanding and no shares are held in OpTex's treasury. All such outstanding shares have been duly authorized and are validly issued, fully paid and non-assessable, and OpTex has no liability under the provisions of federal and state securities laws by reason of the issuance thereof. All shares of OpTex common stock held by the Shareholders are free and clear of all liens, claims and encumbrances and all right, title or interest of others.

         (c) SUBSIDIARIES. OpTex does not own, and has not during the last five years owned, any shares of capital stock or other securities of, or any other interest in, nor does it control or has it controlled during the last five years, directly or indirectly, any other corporation, association, joint venture, partnership or other business organization.

         (d) OPTIONS, WARRANTS, RIGHTS, ETC. Except as set forth in Section 4.1(d) of the OpTex Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character which obligate or may obligate OpTex to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of such capital stock.
Section 4.1(d) of the OpTex Disclosure Schedule also contains a description of the security, option, warrant or other instrument, the exercise price, number of shares into which it is convertible or for which it is exercisable, vesting schedule, current conversion or exchange ratio, if applicable, and other applicable details of such agreements. Except as set forth in Section 4.1(d) of the OpTex Disclosure Schedule, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of OpTex. OpTex is not obligated, directly, indirectly, or contingently to purchase or redeem any of its shares of capital stock and has not so redeemed any shares of its capital stock during the past five years.

         (e) EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by OpTex and consummation by OpTex of the transactions contemplated hereby will not require the consent, approval or authorization of any person or persons or public authority, other than the approval of the Shareholders. OpTex is not in default under or in violation of any provision of its Articles of Incorporation or Code of Regulations and Code of Bylaws, or in default or violation of any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which its assets are subject, which default or violation would have a material adverse effect on the business, operations or financial condition of OpTex. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which OpTex is a party or by which it is bound or to which any of its assets are subject, or (ii) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Code of Regulations and Code of Bylaws of OpTex, or a material default or


6 - AGREEMENT AND PLAN OF MERGER
violation of any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which its assets are subject, or result in the creation of any lien or encumbrance upon said assets.

         (f) POWER, DUE AUTHORIZATION. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Shareholders (i) OpTex has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof, and (ii) all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of OpTex has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Board of Directors of OpTex. This Agreement is a valid and binding obligation of OpTex, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies and general principles of equity. At the Closing, OpTex will deliver to Claremont a certified copy of the resolutions adopted by OpTex's Board of Directors to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (g) SECURITIES MATTERS. OpTex does not have and has not had any outstanding securities registered (or required to be registered) under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any reporting obligation thereunder. OpTex has delivered (or will deliver) to Claremont copies of the proxy statement and all other written materials sent or made available or to be sent or made available to the holders of its capital stock in connection with this Agreement and the Merger. The proxy statement notice and such other material complied with or will comply with the applicable requirements of the Ohio Act and applicable federal and state securities laws and did not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances, in order to make the statements therein not misleading.

         (h) FINANCIAL STATEMENTS. OpTex has delivered to Claremont the unaudited balance sheets of OpTex as at December 31, 1996, 1995 and 1994 together with the unaudited statements of profit and loss and cash flows (1996 only) for the three fiscal years then ended, and the unaudited balance sheets of OpTex as of each of January 30, 1997, February 28, 1997, March 31, 1997, April 30, 1997 and May 31, 1997, and the statement of profit and loss for the months then ended, all certified by the Chief Financial Officer of OpTex as being true, accurate and complete. Such financial statements are hereinafter collectively referred to as the "Financial Statements." The Financial Statements are correct and complete, have been prepared in accordance with generally accepted accounting principles and present fairly the financial condition of OpTex at the dates of said statements and the results of its operations for the periods covered thereby (except that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items). OpTex's said balance sheets make full and adequate provision for all debts, liabilities and obligations (fixed and contingent, including unpaid federal, state or local taxes) of OpTex as of the date thereof, which are normally shown on a balance sheet in accordance with generally accepted accounting principles. Except to the extent reflected or reserved against in such Financial Statements, there are no material liabilities or obligations of OpTex or related to its business or operations, of any nature, whether accrued, absolute, contingent or otherwise, and


7 - AGREEMENT AND PLAN OF MERGER
whether due or to become due, other than liabilities which have been incurred in the ordinary course of business and which are not material in relation to OpTex's business taken as a whole.

         (i) CUSTOMERS. OpTex has no knowledge or reason to know of any termination, cancellation, limitation, modification or change in the business relationship of OpTex with any customer or group of customers which individually or in the aggregate constituted ten percent (10%) or more of OpTex's sales for OpTex's fiscal year ended December 31, 1996.

         (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, OpTex has not, except with respect to agreements and transactions with Claremont in contemplation of this Agreement:

              (i) incurred any obligation or liability (contingent or otherwise) except normal trade or business obligations incurred in the ordinary course of business;

             (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise), except current liabilities of OpTex outstanding on December 31, 1996, and current liabilities incurred since December 31, 1996, in the ordinary course of business;

            (iii) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance any of its assets or properties;

             (iv) sold, transferred, leased or otherwise disposed of any of its assets or properties, except for a fair consideration in the ordinary course of business;

              (v) cancelled or compromised any debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

             (vi) made any capital expenditure (or series of related capital expenditures) that are material or outside the ordinary course of business;

            (vii) suffered the acceleration, termination, modification or cancellation by another party of any agreement, contract, license, lease or arrangement (or series of related agreements, contracts, licenses, leases or arrangements) material to OpTex, to which OpTex is a party or by which OpTex is bound;

           (viii) delayed or postponed the payment of accounts payable or other liabilities other than in the ordinary course of business;

             (ix)  waived or released any rights of any material value;

              (x) sold, assigned, transferred or granted any concessions, leases, licenses, agreements, patents, inventions, trademarks, service marks, trade names, copyrights


8 - AGREEMENT AND PLAN OF MERGER
    or other intangible assets other than in the ordinary course of business under or pursuant to contracts with customers, joint venturers, prime contractors or subcontractors;

             (xi) (a) disposed of or permitted to lapse rights for the use of any patent, trademark, service mark, trade name or copyright, (b) disposed of or permitted to lapse any of the foregoing items which OpTex had a right to use pursuant to the terms of a negotiated agreement, or (c) disclosed to any person not an employee any trade secret, process or know-how not theretofore a matter of public knowledge without requiring such person to enter into a nondisclosure agreement;

            (xii) entered into any arrangement, agreement or undertaking not terminable on thirty (30) days' or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees except in accordance with established OpTex policies and practices;

           (xiii) suffered the occurrence of any event or events which, individually or in the aggregate, has or have resulted in a material adverse change in its operations, prospects, earnings, assets, properties or business, or in its condition, financial or otherwise;

            (xiv) declared any dividend or made any payment or distribution to its shareholders;

             (xv) made any loan to or entered into any other transaction with any officer, director or shareholder of OpTex;

            (xvi) granted any increase in the compensation of or bonuses payable or paid to any of OpTex's employees or directors other than in the ordinary course of business and as previously disclosed in writing to Claremont;

           (xvii) redeemed, issued or sold or agreed to redeem, issue or sell any shares of its capital stock or options, warrants, pre-emptive or other rights to purchase or acquire securities or capital stock of OpTex;

          (xviii) entered into any other material transaction, contract or commitment other than in the ordinary course of business; or

            (xix) entered into any binding agreement, arrangement or commitment to do or take any of the foregoing actions.

         (k)  TAXES.

              (i) OpTex has timely filed all returns, declarations, reports, estimates, information returns and statements (each, a "Return," and, collectively the "Returns") required to be filed with respect to any Taxes (as hereinafter defined) and has timely and properly paid all Taxes that are due and payable, and has established on its books and


9 - AGREEMENT AND PLAN OF MERGER
    records reserves that are adequate for the payment of all Taxes accrued but not yet due and payable. All such Returns were correct and complete.
    OpTex has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

             (ii) There are no liens for Taxes on the assets of OpTex except liens for Taxes not yet due. OpTex has not requested any extension of time within which to file any Return, which Return has not since been filed. No deficiency for any Taxes has been proposed, asserted or assessed against OpTex which has not been resolved and paid in full. There are no outstanding waivers or consents given by OpTex regarding the application of the statute of limitations with respect to any Taxes or Returns, and no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns. Neither Optex, nor its officers or directors, is aware of any circumstances which may result in the assessment of additional Taxes with respect to any period for which Returns have been filed.

            (iii) OpTex has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code applied to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by OpTex. OpTex is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by OpTex, nor does OpTex have any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method.

             (iv) OpTex has established and will maintain on its books and records reserves adequate to pay all Taxes accrued but not yet due and payable in accordance with generally accepted accounting principles, and such reserves are reflected on the Financial Statements to the extent required. OpTex is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code.

              (v) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         (l) LITIGATION. There are no actions, claims, suits, proceedings or investigations pending or threatened against OpTex, at law or in equity, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other person, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations against OpTex or to which it may become a party, or


10 - AGREEMENT AND PLAN OF MERGER
against any director, officer or employee of OpTex in their capacity or arising out of their duties as a director, officer or employee of OpTex. OpTex has no reason to believe that any such action, claim, suit, proceeding or investigation may be brought or threatened against OpTex, or any of its directors, officers or employees.

         (m) LABOR MATTERS. There are no controversies pending or threatened between OpTex and any employees of OpTex. OpTex has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of withholding and social security and similar taxes, and OpTex is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of OpTex's employees is represented by any labor union, and OpTex has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor unions with respect to employees of OpTex. OpTex has not been advised by any officer or employee that he is contemplating leaving OpTex as a result of the Merger or otherwise. A true and complete list of all of OpTex's officers and employees and their respective salaries, wages, other compensation and positions is set forth in Section 4.1(m) of the OpTex Disclosure Schedule. OpTex has paid all salaries, wages, bonuses, commissions and other compensation OpTex's officers, employees or consultants may have earned or to which they may have become entitled through the date of this Agreement. All personnel policies and manuals of OpTex are listed in Section 4.1(m) of the OpTex Disclosure Schedule and true and complete copies of such documents have been delivered to Claremont. OpTex has complied in all material respects with all of its personnel policies, whether oral or written. No employee or consultant of OpTex shall have the right to receive from the Surviving Corporation or Claremont a severance payment or other payment in the nature thereof in the event his or her employment is terminated by the Surviving Corporation following the Merger (except any such right granted by Claremont or pursuant to any agreement or policy instituted or adopted by Claremont, including the agreement referred to in Section 7.1(o) hereof).

         (n)  INTANGIBLE PROPERTY.     OpTex's intangible property consists of
all of the software, trade secrets, know-how, any other confidential or proprietary information, United States and foreign patents, trade names, trademarks and service marks and registrations thereof, copyrights and copyright registrations, and applications for any of the foregoing, currently or formerly used in or necessary for the conduct of the business of OpTex or created as the property of OpTex to be licensed to others, as well as rights under any agreement under which OpTex has access to the confidential information of others used by OpTex in its business, including without limitation the items set forth in Section 4.1(n) of the OpTex Disclosure Schedule (collectively, the "Intangible Property Rights"). To the extent aspects of Intangible Property Rights are amenable to itemization, Section 4.1(n) of the OpTex Disclosure Schedule sets forth a true, correct and complete list of all such items of Intangible Property Rights. Section 4.1(n) of the OpTex Disclosure Schedule also sets forth all licenses or similar agreements or arrangements to which OpTex is a party, either as licensee or licensor, with respect to the Intangible Property Rights. Except as otherwise disclosed in Section 4.1(n) of the OpTex Disclosure Schedule:

              (i) OpTex is the sole and exclusive owner of all right, title and interest in and to the Intangible Property Rights, free and clear of all liens, security interests, charges, encumbrances, or other adverse claims;


11 - AGREEMENT AND PLAN OF MERGER

             (ii) OpTex has the right and authority to use the Intangible Property Rights in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any rights of any third party;

            (iii) OpTex has not received notice of, and knows of no basis for, a pending or threatened claim, interference action or other judicial or adversarial proceeding against OpTex that any of the operations, activities, products, services or publications of OpTex infringes or will infringe any patent, trademark, service mark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise misusing the trade secrets, formulae or property rights of others;

             (iv) there are no outstanding, nor to the best knowledge of OpTex, are there any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in
    Section 4.1(n) of the OpTex Disclosure Schedule or with respect to infringement by a third party of any of the Intangible Property Rights;

              (v) the Intangible Property Rights owned or licensed by OpTex are sufficient to conduct and continue conducting OpTex's business as presently conducted;

             (vi) OpTex has taken all steps reasonably necessary to protect the Intangible Property Rights and its continuing right, title and interest in and to the Intangible Property Rights and its continued use of the Intangible Property Rights; and

            (vii) OpTex knows of no third party infringing upon or otherwise violating, or threatening to infringe upon or otherwise violate, any of the Intangible Property Rights in which OpTex has ownership rights, and OpTex has received no notice of any claim of infringement or misappropriation of the Intangible Property Rights of any other person or entity or notice that any other person or entity has any right or interest in any Intangible Property Rights used by OpTex.

         (o) BOOKS AND RECORDS. The books and records of OpTex, including without limitation, the minute books, stock record books and books of account, have been and are complete and correct, and accurately reflect the basis for the financial condition and results of operations of OpTex as set forth in the Financial Statements.

         (p) LICENSES, PERMITS, AUTHORIZATIONS, ETC. OpTex has all approvals, authorizations, consents, licenses, orders, governmental security clearances and registrations, permits and certifications of all governmental agencies, commissions or divisions, whether federal, state or local, United States or foreign, required to permit the operation of its business as presently conducted or as proposed to be conducted. All such approvals, authorizations, consents, licenses, orders, clearances and registrations, permits and certifications are in full force and effect, no suspension, cancellation or forfeiture thereof has been threatened, and neither the execution, delivery and performance of this Agreement nor the transactions contemplated hereby (including without limitation the Merger and the concomitant change in control) will cause or otherwise result in any such suspension, cancellation or forfeiture, or in the assessment or imposition of any penalties or fines,


12 - AGREEMENT AND PLAN OF MERGER
nor is OpTex in violation of or default under any of the foregoing. Further, the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including without limitation the Merger and the concomitant change in control) will not cause or otherwise result in any future refusal to grant, consent to or otherwise permit or authorize the conduct by OpTex in any state of any business or activity subject to the jursidiction of any public utility commission, board, agency or other entity having regulatory oversight in such state with respect to public utilities. Section 4.1(p) of the OpTex Disclosure Schedule contains a true, correct and complete list of OpTex's governmental approvals, authorizations, consents, licenses, orders, clearances, registrations, permits and certifications. Except as set forth in Section 4.1(p) of the OpTex Disclosure Schedule, Optex is not conducting or otherwise engaging in any state in any service, activity or line of business that is the subject of any approval, authorization, consent, license, permit, order, clearance, registration, permit or certification granted or issued by any public utility commission, board, agency or other entity having regulatory oversight in any state with respect to public utilities.

         (q) APPLICABLE LAWS. OpTex has complied and is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business as presently conducted and/or its owned or leased properties.

         (r)  EMPLOYEE BENEFIT PLANS.

              (i) EMPLOYEE PLANS. Section 4.1(r) of the OpTex Disclosure Schedule contains a true, correct and complete list of all pension, profit sharing, benefit, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multi-employer plan" as such term is defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), relating to OpTex's employees, or maintained at any time since its inception by OpTex or by any other member (hereinafter, an "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service groups (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") and, except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule, OpTex has no obligations, contingent or otherwise, past or present, under the terms of any Employee Plan or law applicable thereto.

             (ii) PROHIBITED TRANSACTIONS. Neither OpTex nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, respectively, has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, OpTex or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to
    Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.


13 - AGREEMENT AND PLAN OF MERGER

            (iii) COMPLIANCE. With respect to each Employee Plan, OpTex and its Affiliates are in material compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. To the best of its knowledge, OpTex and its Affiliates have performed in all material respects all obligations required to be performed by them under, and are not in violation of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule: (A) none of the Employee Plans which is subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (B) no liability has been or will be incurred through, no event or circumstance has occurred and no event or circumstance will occur prior to, the Closing Date, which could result in such a liability being asserted by the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (C) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (D) neither OpTex nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (E) there has been no "reportable event" within the meaning of Section 4043 of ERISA, or any event described in
    Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed in Section 4.1(r) of the OpTex Disclosure Schedule; (F) neither OpTex nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (G) neither OpTex nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA; and (H) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

             (iv) MULTI-EMPLOYER PLANS. Section 4.1(r) of the OpTex Disclosure Schedule lists each and every multi-employer plan as that term is defined in Section 4001(a)(3) of ERISA ("Multi-employer Plan") to which OpTex or its Affiliates contribute or are required to contribute or have ever been required to contribute. No Multi-employer Plan listed in Section 4.1(r) of the OpTex Disclosure Schedule is in "reorganization" (as defined in Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA). Neither OpTex nor any Affiliate has withdrawn or is reasonably expected to withdraw from a Multi-employer Plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of Part I of Subtitle I of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. OpTex and its Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such applicable law; and no event has occurred, or will occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of OpTex or Claremont, or their Affiliates, officers, employees or directors with respect to such plan(s).


14 - AGREEMENT AND PLAN OF MERGER

              (v) RETIREE BENEFITS. Except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit Claremont from amending any such plan to reduce or eliminate such retiree benefits.

             (vi) COPIES OF EMPLOYEE PLANS AND RELATED DOCUMENTS. OpTex has previously delivered to Claremont true and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA ("Defined Benefit Plan"), true and complete copies of (A) the annual actuarial valuation reports for the last five years, (B) the Form 5500 and Schedule A and B thereto, filed for the last five years and (C) any filing made with the PBGC, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such defined Benefit Plan, have been delivered to Claremont.

            (vii) QUALIFICATIONS. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify and continues to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a), and continue to be so exempt. Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt and continues to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by OpTex to Claremont, and nothing has occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

           (viii)  FUNDING STATUS, ETC.

                   (A) Except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule, neither OpTex nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of OpTex under Section 4001(a)(14) of ERISA would be liable for
(1) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (2) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any Multi-employer Plan listed in Section 4.1(r) of the OpTex Disclosure Schedule occurred before the Closing Date. Except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule, all Employee Plans which are subject to Title IV of ERISA have no amount of unfunded benefit liabilities, as


15 - AGREEMENT AND PLAN OF MERGER
defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA.

                   (B) With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the plan terms and applicable law have been made by OpTex.

                   (C) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by OpTex and covering any present or former employees of OpTex with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation.

             (ix) CLAIMS AND LITIGATION. Except as set forth in Section 4.1(r) of the OpTex Disclosure Schedule, there are no pending, and to the best knowledge of OpTex, threatened claims, suits or other proceedings by present or former employees of OpTex or its Affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, the Department of Labor, or any other person or entity (including claims against the assets of any trust) involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries, including claims pursuant to domestic relations orders.

              (x) NO IMPLIED RIGHTS. Nothing expressed or implied herein shall confer upon any past or present employee of OpTex or its Affiliates, his or her representatives, beneficiaries, successors and assigns, or upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with OpTex, Claremont, or any successor or affiliate.

         (s)  ENVIRONMENTAL LAWS AND REGULATIONS.

              (i)  CERTAIN DEFINITIONS.  For purposes of this Agreement:

                   (A) "Hazardous Substance" means any chemical, pollutant, contaminant, waste (including, without limitation, toxic, hazardous, infectious, sanitary, solid, radioactive and petroleum waste, collectively, "Waste"), toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, oil and petroleum product, as such terms, or any similar terms, are or shall be used under any applicable federal, state, local and foreign laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses, collectively, "Permits"), administrative orders, judicial decisions or the like (collectively, "Laws") relating to pollution or protection of the environment, natural resources or human health.

                   (B)  "Environmental Laws" means any and all Laws relating to
(1) pollution or protection of the environment, natural resources or human safety and health from


16 - AGREEMENT AND PLAN OF MERGER
any Hazardous Substance or (2) nuisance, trespass or "toxic tort," so called, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any Hazardous Substance. Environmental Laws include, but are not limited to, the Clean Air Act, the Federal Water Pollution Control Act as amended by the Clean Water Act of 1977, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 ("OSHA Act"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Hazardous and Solid Waste Amendments of 1984, the Medical Waste Tracking Act, the Hazardous Materials Transportation Act, and the Toxic Substances Control Act of 1976 ("TSCA"), and any rules and regulations promulgated thereunder.

                   (C) "Environmental Claim" means any civil, criminal or investigative action, suit, litigation, hearing, communication (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment or order by any person or entity alleging, claiming, concerning or finding liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response or oversight costs, natural resources damages, property damages, penalties, personal injuries, death or any other damages or costs, including, without limitation, litigation and settlement costs and consultants' and attorneys' fees) arising out of, based on or resulting from, in whole or in part, the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance at or from any location.

             (ii) PERMITS. OpTex possesses and is in compliance with all Permits required under applicable Environmental Laws in connection with OpTex's business and operations or its assets and properties, and each of such Permits is listed in Section 4.1(s) of the OpTex Disclosure Schedule.

            (iii) COMPLIANCE WITH ENVIRONMENTAL LAWS. (A) OpTex is, and its business, operations, assets and properties are, in compliance with all Environmental Laws; (B) neither the real property owned, leased, operated or controlled, directly or indirectly, by OpTex, nor, to the best knowledge of OpTex, any other real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, cleanup or removal of, any Hazardous Substance;
    (C) to the best knowledge of OpTex, there has never been any release or threatened release, emission, disposal, storage, transportation, generation, manufacture or use of any Hazardous Substance from or on any real property owned, leased, operated or controlled, directly or indirectly, by OpTex, nor any other real property contiguous thereto, in violation of any Environmental Laws; and (D) to the best knowledge of OpTex, there are no actions, activities, circumstances, conditions, events, incidents, practices, plans or proposed Environmental Laws that may interfere with or prevent OpTex's future conduct of OpTex's business and operations or use of OpTex's assets


17 - AGREEMENT AND PLAN OF MERGER
    and properties at their maximum potential production or operational capacity in full compliance with all applicable Environmental Laws.

             (iv) ENVIRONMENTAL CLAIMS. There are no Environmental Claims pending or, to the best knowledge of OpTex, threatened against OpTex or against any person or entity whose liability for any Environmental Claim OpTex has retained or assumed either contractually or by operation of law.

              (v) POTENTIAL ENVIRONMENTAL CLAIMS. There are no past or present actions, activities, circumstances, conditions, events, incidents or practices, including, without limitation, the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance that could form the basis of any Environmental Claim against OpTex or, to the best knowledge of OpTex, against any person or entity whose liability for any Environmental Claim OpTex has retained or assumed either contractually or by operation of law.

             (vi) WASTE. All Waste or Waste generated in connection with OpTex's business, operations, assets and properties related thereto has been (A) treated, stored or disposed of by or at facilities duly licensed pursuant to applicable Environmental Laws and (B) transported to such facilities by transporters duly licensed pursuant to applicable Environmental Laws. OpTex has maintained true and complete records relating to the generation, transportation, treatment, storage and disposal of Waste generated in connection with OpTex's business, operations, assets and properties.

            (vii) OPTEX'S HAZARDOUS SUBSTANCES. Each Hazardous Substance used, manufactured, imported, processed, stored, treated, transported, released or disposed of in connection with OpTex's business, operations, assets or properties is listed in Section 4.1(s) of the OpTex Disclosure Schedule.

           (viii)  ASBESTOS, PCBS AND STORAGE TANKS.  Except as listed in
    Section 4.1(s) of the OpTex Disclosure Schedule, without in any way limiting the generality of the foregoing, there is no asbestos contained in or forming part of any building, building component, structure, improvement or office space owned, operated, leased or controlled, directly or indirectly, by OpTex; no polychlorinated biphenyls (PCBs) are used or stored at any property owned, operated, leased or controlled, directly or indirectly, by OpTex; and no storage tanks (above or below ground) exist at any property owned, operated, leased or controlled, directly or indirectly, by OpTex.

             (ix) ENVIRONMENTAL REPORTS. OpTex has delivered to Claremont all environmental inspection reports ("Environmental Reports") prepared by any person or entity concerning compliance with applicable Environmental Laws of OpTex's business, operations, assets or properties and the use, manufacture, importation, processing, storage, treatment, transportation, release or disposal therefrom, therein or thereon of any Hazardous Substance. All such Environmental Reports are listed in Section 4.1(s) of the OpTex Disclosure Schedule.


18 - AGREEMENT AND PLAN OF MERGER

         (t) INSURANCE. OpTex has and shall maintain in full force and effect policies of insurance of the types and in the amounts customarily carried by comparable businesses in OpTex's circumstances. OpTex is the sole owner of each of such policies, and all premiums due thereon have been paid. Copies of such insurance policies have previously been delivered by OpTex to Claremont, and nothing has occurred, or will occur prior to the Closing Date, which might cause any insurer to cancel or otherwise terminate any such policy.

         (u) TITLE TO REAL AND PERSONAL PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF PROPERTIES.

              (i) Except as described in the following sentence, OpTex has good and marketable title to, and owns outright, all of its real and personal properties and assets (including, but not limited to, the assets reflected in OpTex's balance sheet as of December 31, 1996), except for those disposed of in the ordinary course of business, and none of such assets is encumbered by any mortgage, lien, claim or encumbrance except liens, claims or encumbrances reflected in said balance sheet or (where required) in the notes thereto, and liens for taxes which are not yet due and payable. All leases or subleases pursuant to which OpTex leases any real or personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any existing default by OpTex, event of default or event which, with notice and/or lapse of time, would constitute a default.

             (ii) All buildings and material fixtures and equipment owned or used by OpTex have been properly maintained and are in good operating order and repair, ordinary wear and tear excepted, and are in compliance with all zoning, building and fire codes and all other laws, rules, regulations and requirements of governmental authorities and the fire insurance rating association having jurisdiction. All leases of real or personal property to which OpTex is a party are fully effective and afford OpTex peaceful and undisturbed possession of the subject matter of the lease. To the best knowledge of OpTex, the buildings, plant, structures and equipment of OpTex are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plant, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

            (iii) To the best knowledge of OpTex, neither the whole nor any portion of the real or personal property used or owned by OpTex is subject to any decree or order of a governmental body to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other person with or without payment of compensation thereof, nor has any such condemnation, expropriation or taking been proposed.

         (v) INVENTORY. All inventory of OpTex, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down or reserved to be written off or written down to net realizable value in the Financial Statements. All inventories not written off or written down have been priced at the


19 - AGREEMENT AND PLAN OF MERGER
lower of average cost or market. The quantities of each type of inventory are, in the reasonable judgment of OpTex's management, not excessive, but are reasonable and warranted in the present circumstances of OpTex. All work in process and finished goods inventory is free of any known defect or other deficiency.

         (w) MATERIAL CONTRACTS. Section 4.1(w) of the OpTex Disclosure Schedule lists all material contracts, instruments, agreements or commitments (whether oral or written) relating to the conduct of the business of OpTex. OpTex has made available to Claremont true and correct copies of each document and a written description, accurate in all material respects, of each oral arrangement so listed. Without limiting the generality of the foregoing, the aforesaid list includes all contracts, agreements, instruments of the following types to which OpTex is a party:

              (i) any contract which involves or may involve future expenditures or obligations on the part of OpTex of more than $10,000 or any such contract continuing over a period of more than six months from its date, or any contract for the sale of products or rendering of services not in the ordinary course of business;

             (ii) any contract for the employment of any individual and any consulting agreement with an individual or an entity;

            (iii) any bonus, incentive, deferred compensation, severance pay, pension, profit sharing, retirement, death benefit, employee stock purchase, stock option, employee benefit, employee incentive, fringe benefit, medical or dental insurance or plan, life insurance, vacation pay, or similar or like plan, agreement or arrangement, together with a list of all employees or former employees currently receiving benefits thereunder;

             (iv) any collective bargaining agreement or other agreement with any labor union or other organization (OpTex hereby represents that no other such agreement has been requested by, or is under discussion by management with, any group of employees or others);

              (v) any lease of any real or personal property or deeds or other instruments representing ownership of any real property;

             (vi) any mortgage, security agreement, chattel mortgage or conditional sales agreement or any similar instrument or agreement;

            (vii) any agreement, indenture or other instrument relating to the borrowing of money, or the guaranty of any obligation including, without limitation, for the borrowing of money and a list of all bank accounts identifying authorized signatories;

           (viii) any joint venture, partnering, strategic alliance or other similar agreement;

             (ix)  any sales representative or distributorship agreement;


20 - AGREEMENT AND PLAN OF MERGER

              (x) any dealer, reseller, OEM, value added reseller, agency or franchise agreement;

             (xi) any agreement not made in the ordinary and normal course of business;

            (xii) any agreement of any nature with officers, directors, shareholders or other affiliates of OpTex whether any such person's interest is direct or indirect;

           (xiii) any agreement which requires prior approval in connection with a change in control of OpTex or which will be in default or which gives rise to termination rights following a change in control of OpTex;

            (xiv) any agreement which provides, initially or contingently, for the escrow or release to a third party of any source code of OpTex;

             (xv) any agreement which commissions the creation of intangible property or which otherwise relates to the purchase of intangible property;

            (xvi) any agreement which involves the licensing by or to OpTex of any software or other technology, know-how, trade secret, confidential or proprietary information, which is necessary to the conduct of, or material to, the business of OpTex;

           (xvii) any non-competition agreement, confidentiality/non-disclosure or assignment of inventions agreement (both for the benefit of and/or restricting OpTex);

          (xviii) any property, casualty, director and officer liability and other forms of insurance; and

            (xix) any agreements which in any material way limit the freedom of OpTex from competing in any geographic area, business or product line or with any person or entity.

All documents, rights, obligations, contracts, agreements and commitments referred to in Section 4.1(w) of the OpTex Disclosure Schedule are in full force and effect, are valid and enforceable in accordance with their respective terms for the periods stated therein, and except as disclosed in Section 4.1(w) of the OpTex Disclosure Schedule, there are not under any of them existing defaults, events of default or events which with notice and/or lapse of time would constitute defaults.

         (x) LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The loans, notes and accounts receivable of OpTex reflected in the balance sheet of OpTex as at December 31, 1996, and all loans, notes and accounts receivable arising after December 31, 1996, and prior to the Closing Date arose, and will arise, from bona fide transactions in the ordinary course of business of OpTex and have been collected or will be collected within payment periods that are both usual and expected in OpTex's industry and no longer than OpTex's past experience, and at the aggregate


21 - AGREEMENT AND PLAN OF MERGER
recorded amount thereof. The accounts payable of OpTex reflected on such balance sheet and all accounts payable arising after December 31, 1996, and prior to the Closing Date arose, and will arise, from bona fide transactions in the ordinary course of business of OpTex. The method of computing all reserves as at the Closing Date will not change from the method of computing said reserves on December 31, 1996. On the Closing Date, OpTex shall have no accounts or loans receivable from any person, firm or corporation with which it is affiliated, or from any of its directors, officers or employees except for customary advances to personnel incurred in the ordinary course of business and except as disclosed in Section 4.1(x) of the OpTex Disclosure Schedule.

         (y)  TRANSACTIONS WITH RELATED PARTIES.  Except as set forth in
Section 4.1(y) of the OpTex Disclosure Schedule, no officer, director, or person known to OpTex to own more than one percent (1%) of OpTex's common stock (each, a "Related Party," and, collectively, the "Related Parties") was, during the year ended December 31, 1996, or thereafter, or is presently, a party, directly or indirectly to any transaction or presently proposed transaction with OpTex. Except as set forth in Section 4.1(y) of the OpTex Disclosure Schedule;
(i) since December 31, 1996 there have been no transactions between OpTex and any Related Party or any payment (however characterized) by OpTex to any Related Party or by any Related Party to OpTex (other than payments in the ordinary course and consistent with past practice in respect of salary, wages or reimbursable expenses); (ii) there is no lease, agreement or commitment between OpTex and any Related Party; (iii) no Related Party has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of OpTex; (iv) no Related Party is indebted to OpTex; and (v) OpTex is not indebted to any Related Party.

         (z) FULL DISCLOSURE. All information furnished by OpTex to Claremont pursuant to or in connection with this Agreement and all instruments and agreements executed in connection herewith, taken together as a whole, is, and will be on the Closing Date, accurate and complete and does and will on the Closing Date include all material facts required to be stated therein or necessary to make the statements therein not misleading. All documents furnished by OpTex to Claremont pursuant to or in connection with this Agreement are true and correct copies, and there are no amendments or modifications thereto except as otherwise set forth in such documents. As of the date of this Agreement, OpTex has disclosed to Claremont all events, conditions and facts known to it materially affecting the business and prospects of OpTex. OpTex has not withheld knowledge of any such events, conditions or facts which it knows, or which it has reasonable grounds to know, may reasonably affect the business and prospects of OpTex.

         (aa) BANKING RELATIONSHIPS. Section 4.1(aa) of the OpTex Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which OpTex maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom. At the Closing, OpTex will deliver to Claremont copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

         (ab) ABSENCE OF CERTAIN COMMERCIAL PRACTICES. OpTex and its directors and officers, and, to the best knowledge of OpTex, its other employees, agents or other persons acting on its behalf have not (i) given or agreed to give any gift or similar benefit of more than nominal


22 - AGREEMENT AND PLAN OF MERGER
value to any customer, supplier, or governmental employee or official or any other person which is or may be in a position to help or hinder OpTex or assist OpTex in connection with any proposed transaction, which gift or similar benefit, if not given in the past, could have materially adversely affected the assets, business, prospects, condition (financial or otherwise) or results of operations of OpTex, or which, if not continued in the future, could materially adversely affect the assets, business, prospects, condition (financial or otherwise) or results of operations of OpTex, or (ii) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or otherwise or established or maintained any unlawful or unrecorded funds which would be in violation of Section 30A of the Securities Exchange Act of 1934, as amended, were that provision applicable. OpTex and its directors and officers or, to the best knowledge of OpTex, its employees, other agents or other persons acting on its behalf have not accepted or received any unlawful contributions, payments, gifts or expenditures.

         (ac) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of OpTex.

         (ad) TAX-FREE REORGANIZATION. OpTex has no reason to believe that the Merger will not qualify as a tax-free reorganization within the meaning of
Section 368(a)(2)(E) of the Code.

    4.2 REPRESENTATIONS AND WARRANTIES OF CLAREMONT AND SUBSIDIARY. In order to induce OpTex and the Shareholders to enter into this Agreement, Claremont and Subsidiary jointly and severally represent and warrant to OpTex and the Shareholders, subject to the matters set forth in the Claremont Disclosure Schedule delivered herewith, as follows:

         (a) ORGANIZATION, GOOD STANDING, POWER, ETC. Each of Claremont and Subsidiary is a corporation duly incorporated and validly existing under the laws of the State of Oregon, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in each jurisdiction in which the property owned, leased or occupied by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of Claremont and Subsidiary taken as a whole.

         (b) MERGER STOCK. The shares of common stock of Claremont to be issued to the Shareholders in connection with the Merger have been duly authorized by all necessary corporate action by Claremont and, when issued and delivered by Claremont pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

         (c) POWER, DUE AUTHORIZATION. Each of Claremont and Subsidiary has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof, and all necessary corporate action to authorize the consummation of the transactions contemplated by this Agreement on the part of each of Claremont


23 - AGREEMENT AND PLAN OF MERGER
and Subsidiary has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Boards of Directors of Claremont and Subsidiary and by Claremont as the sole shareholder of Subsidiary.

         (d) NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance of Claremont's or Subsidiary's obligations hereunder will (i) violate any provision of the Articles of Incorporation or Bylaws of Claremont or Subsidiary, (ii) violate any material provision of any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to Claremont or Subsidiary, or
(iii) constitute a material breach or default (or an event which, with notice or lapse of time or both, would constitute a material default) under any material contract, commitment, agreement, lease or other obligation to which Claremont or Subsidiary is a party.

         (e) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Claremont.

         (f) TAX-FREE REORGANIZATION. Claremont has no reason to believe that the Merger will not qualify as a tax-free reorganization within the meaning of
Section 368(a)(2)(E) of the Code.

         (g) ADDITIONAL INFORMATION. Claremont represents and warrants that the information contained in the following documents, which Claremont has furnished to OpTex or will furnish if requested by OpTex prior to the Closing, is or will be true and correct in all material respects as of the respective filing dates:

              (i) Claremont's Annual Report on Form 10-K for the year ended June 30, 1996 (without exhibits unless specifically requested);

             (ii) Claremont's Quarterly Report on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 (without exhibits unless specifically requested); and

            (iii) Claremont's Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") since March 31, 1997, if any.

         (h) NO MATERIAL CHANGE. As of the date hereof, there has been no material adverse change in Claremont's financial condition, results of operations, business or prospects since March 31, 1997.

         (i)  SEC REPORTS.

              (i) Claremont has filed with the SEC all reports (the "SEC Reports") required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the SEC Reports filed by Claremont complied in all material


24 - AGREEMENT AND PLAN OF MERGER
    respects with the requirements of the Exchange Act. None of the SEC Reports contained as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the applicable periods. Each consolidated balance sheet included in the SEC Reports presents fairly in accordance with generally accepted accounting principles the consolidated financial position of Claremont as of the date of such balance sheet, and each consolidated statement of operations, shareholders' equity and cash flows presents fairly in accordance with generally accepted accounting principles the consolidated results of operations, shareholders' equity and cash flow of Claremont for the periods then ended.

             (ii) No event has occurred since March 31, 1997 which requires the filing of an SEC Report that has not heretofore been filed and furnished to OpTex.


                                     ARTICLE V

                                  OPTEX'S COVENANTS

    5.1 SHAREHOLDER'S MEETING. OpTex shall, as promptly as practicable, but in no event later than July ___, 1997, take any and all action necessary in accordance with applicable law and its Articles of Incorporation and Code of Regulations and Code of Bylaws (i) to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement, or (ii) to obtain the unanimous written consent of its shareholders thereto. Immediately upon setting a record date, if applicable, for the shareholders entitled to vote at such meeting and immediately upon any subsequent change thereof, OpTex shall send written notice thereof to Claremont. The Board of Directors of OpTex shall, subject to its fiduciary duty to the Shareholders, recommend such approval and shall take all lawful action to solicit such approval.

    5.2 CONDUCT OF OPTEX PRIOR TO THE CLOSING DATE. During the period from the date hereof through the later of (i) the Closing Date, and (ii) the Effective Time, OpTex shall conduct its business and affairs as follows:

         (a) OPERATION OF BUSINESS. OpTex will operate its business only in the usual, regular and ordinary manner so as to maintain the goodwill it presently enjoys, will make no material changes in its operations, and, to the extent consistent with such operation, will use its best efforts to (i) preserve intact its present business organization, (ii) preserve its present relationships with its customers, suppliers, distributors, value added resellers, consultants, joint venturers, strategic partners and others with which it has business dealings, including without limitation, government agencies, commissions and divisions, and (iii) keep in its employ substantially all of its key personnel.


25 - AGREEMENT AND PLAN OF MERGER

         (b) MAINTAIN PROPERTIES. OpTex will maintain all of its properties in good repair, order and condition, reasonable wear and use excepted, and will maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds as are in effect on the date of this Agreement or as the same may be added to by mutual agreement of OpTex and Claremont.

         (c) SALARIES. OpTex will not pay any bonuses to, nor increase the salary, wages, fringe benefits or perquisites of any employee, officer, director or agent without the prior written approval of Claremont.

         (d) BOOKS AND RECORDS. OpTex will maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years.

         (e) ENCUMBRANCES. OpTex will not encumber or mortgage any of its property or assets except in the usual and ordinary course of business or enter into any contract or commitment which by reason of its size or otherwise is not in the usual and ordinary course of business, and OpTex will not, other than in the usual and ordinary course of its business, dispose of, sell, or convey or acquire any assets or property. OpTex shall not enter into any transaction which if effected before the date of this Agreement would constitute a breach of the representations, warranties or agreements contained herein.

         (f) COMPLIANCE. OpTex will comply with the provisions of all laws, regulations, ordinances, judicial decrees, approvals, authorizations, consents, licenses, orders, registrations, permits and certifications applicable to it or the conduct of its business, the failure to comply with which might materially adversely affect its operations, prospects, earnings, assets, properties or business.

         (g) NO SOLICITATION. OpTex will not, nor will it permit any of its officers, directors, employees, agents, or representatives (including, without limitation, investment bankers, attorneys and accountants), directly or indirectly to, (i) initiate, contract with, solicit or encourage any inquiries or proposals by, or (ii) enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning its business and properties to, or afford any access to its properties, books, and records to, any corporation, partnership, person, or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of OpTex's capital stock or a merger, consolidation, or sale of all or a substantial portion of its assets, or any similar transaction. OpTex will provide written notice to Claremont immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

         (h)  ACTIONS WITH RESPECT TO CHARTER DOCUMENTS, CAPITAL STOCK.   OpTex
will not, without the prior written approval of Claremont: (i) amend or otherwise change its Articles of Incorporation or Code of Regulations and Code of Bylaws, as each such document is in effect on the date hereof; (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of its capital stock or options, warrants or other securities exercisable for or convertible into such capital


26 - AGREEMENT AND PLAN OF MERGER
stock, other than to Michael A. Guider, Laura Henderson and Michael Lininger pursuant to the terms and conditions of Incentive Stock Options previously granted by OpTex to the foregoing individuals; (iii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock or options, warrants or other securities exercisable for or convertible into such capital stock; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) take any action to change the number of directors of its Board of Directors or to change the members of its Board of Directors; or (vi) take any action to accelerate the vesting of any option to purchase its capital stock.

         (i) ACCESS. OpTex will afford Claremont and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours, to all of the properties, books, contracts, commitments and records of OpTex and will furnish promptly to Claremont all other information concerning its business, properties and personnel as Claremont may reasonably request, provided that no investigation pursuant to this Section 5.2(i) shall affect or be deemed to modify any representation or warranty made by OpTex, or the conditions to the obligations of OpTex to consummate the Merger.

         (j) NOTIFICATION OF CERTAIN MATTERS. OpTex shall give prompt notice to Claremont of: (i) the occurrence of, or any communication relating to, a default or event which, with notice or lapse of time or both would become a default under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of OpTex, to which OpTex is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and
(iii) any material adverse change in the financial condition, properties, business, results of operations or prospects of OpTex, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

    5.3 PUBLICITY. OpTex shall not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written approval of Claremont.


                                     ARTICLE VI

                                   MUTUAL COVENANTS

    6.1 BEST EFFORTS. Subject to the terms and conditions hereof each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party to this Agreement agrees that it will use its reasonable best efforts (without incurring material expense) to cause all conditions to its obligations under this Agreement to be satisfied as promptly as possible, and will not knowingly undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or


27 - AGREEMENT AND PLAN OF MERGER
covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing.

    6.2 FILINGS; OTHER ACTION. Subject to the terms and conditions hereof, Claremont and OpTex shall (a) cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, foreign jurisdictions and third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely make all such filings and timely seek all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including without limitation, any and all regulatory filings required to comply with any statute, rule or regulation enacted or promulgated by any state or any governmental agency, department, division or commission, the proper officers and/or directors of OpTex and Claremont shall take all such necessary action.

    6.3 TAX-FREE REORGANIZATION. From and after the Effective Time, neither Claremont nor the Surviving Corporation shall take or permit to be taken any action which will cause the Merger not to constitute a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code.

    6.4 FURTHER ACTION. Subject to the fulfillment or waiver, at or before the Effective Time, of each of the conditions of performance set forth herein, each party hereto shall perform such further acts and execute such documents as may be reasonably required to effectuate the Merger.


                                     ARTICLE VII

                                      CONDITIONS

    7.1 CONDITIONS TO OBLIGATIONS OF CLAREMONT AND SUBSIDIARY. The obligations of Claremont and Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Claremont and Subsidiary at or prior to the Effective Time of the following conditions:

         (a) OPTEX SHAREHOLDER APPROVAL. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved and adopted by the unanimous vote of the Shareholders in accordance with the Ohio Act and OpTex's Articles of Incorporation and Code of Regulations and Code of Bylaws. Claremont shall have received a certificate signed on behalf of OpTex by the Secretary of OpTex to such effect.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of OpTex and the Shareholders set forth in this Agreement shall be true and correct as of the Closing


28 - AGREEMENT AND PLAN OF MERGER

Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Claremont shall have received a certificate signed on behalf of OpTex by the Chairman of the Board and Treasurer of OpTex to such effect.

         (c) PERFORMANCE OF OBLIGATIONS BY OPTEX AND THE SHAREHOLDERS. OpTex and the Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Claremont shall have received a certificate signed on behalf of OpTex by the Chairman of the Board and Treasurer of OpTex to such effect.

         (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an "Order") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (e) PROCEEDINGS AND LITIGATION. On the Closing Date, no action or proceeding shall be threatened, instituted or pending by or before any court or any governmental or other regulatory or administrative body requesting or looking toward an order, judgment or decree which (i) questions the validity of or seeks to restrain or prohibit the consummation of the transactions contemplated hereby; (ii) seeks to compel Claremont to hold separate all or a material portion of OpTex's business or assets as a result of the transactions contemplated hereby; or (iii) in the reasonable judgment of Claremont, would have a material adverse effect on the business or financial condition of OpTex or Claremont.

         (f) EMPLOYEE RETENTION. At the Effective Time, the employees identified in Exhibit 7.1(f) attached hereto shall continue to be employed by OpTex and shall not have indicated either to Claremont or OpTex an intention to terminate their employment with the Surviving Corporation following consummation of the Merger.

         (g) RESIGNATIONS. All directors and officers of OpTex whose resignation shall have been requested by Claremont not less than two days before the Closing Date shall have submitted their resignations effective as of the Closing Date, and copies of such resignations shall have been provided to Claremont prior to Closing.

         (h) OPINION LETTER OF COUNSEL FOR OPTEX AND THE SHAREHOLDERS. Claremont shall have received an opinion letter of Jones, Troyan, Pappas & Perkins, counsel for OpTex and the Shareholders, dated the Closing Date, in form and substance satisfactory to Claremont and its counsel, to the effect set forth in Exhibit 7.1(h) attached hereto.

         (i) DISSENTING SHAREHOLDERS. No holders of the issued and outstanding shares of OpTex capital stock shall have filed written objection to the Merger with OpTex prior to the taking of the vote of the Shareholders with respect thereto.


29 - AGREEMENT AND PLAN OF MERGER

         (j) INVESTMENT REPRESENTATIONS. All Shareholders who have voted in favor of the Merger and this Agreement shall have entered into agreements in the form of Exhibit 7.1(j) attached hereto with respect to the Claremont Shares to be issued to them hereunder, which agreements shall become effective on the Closing Date.

         (k) NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall have been no material adverse change in the operations, prospects, earnings, assets, properties, business, or condition (financial or otherwise) of OpTex; nor shall there exist any condition that, to the best knowledge of OpTex, could reasonably be expected to result in such a material adverse change, and Claremont shall have received a certificate signed on behalf of OpTex by the Chairman of the Board and Treasurer of OpTex to such effect.

         (l) FILINGS AND CONSENTS. On the Closing Date, other than the filing of Articles of Merger in Oregon and Certificate of Merger in Ohio, all filings required to be made prior to the Effective Time by OpTex and the Shareholders with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by OpTex and the Shareholders from, governmental authorities and other persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be.

         (m) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by OpTex and all instruments executed and delivered by OpTex in connection with the Merger at or prior to the Closing Date shall be reasonably satisfactory in form and substance to counsel for Claremont.

         (n) PROPRIETARY INFORMATION AGREEMENTS. There shall have been delivered to Claremont Proprietary Information Agreements, substantially in the form attached hereto as Exhibit 7.1(n), executed by the following persons:
Laura Henderson, Robert J. Zeigler and David Zelle.

         (o) EMPLOYMENT AGREEMENT. There shall have been delivered to Claremont an Employment Agreement, substantially in the form attached hereto as
Exhibit 7.1(o), executed by Michael L. Johnson.

         (p) PRIVATE PLACEMENT EXEMPTION. Claremont shall have received evidence reasonably satisfactory to it that the issuance and exchange of shares of Claremont common stock for the OpTex Shares pursuant to the terms of this Agreement are exempt from the registration requirements of the Securities Act (as hereinafter defined) pursuant to Section 4(2) of the Securities Act.

         (q) NO ENCUMBRANCES. Claremont shall have received evidence satisfactory to it that the OpTex Shares to be surrendered at the Closing to Claremont for exchange in connection with the Merger are free and clear of all liens, claims and encumbrances and all right, title and interest of others.


30 - AGREEMENT AND PLAN OF MERGER

         (r) ESCROW AGREEMENT. Claremont, the Escrow Agent (as hereinafter defined) and the Shareholder Representative (as hereinafter defined) shall have entered into an Escrow Agreement (as hereinafter defined) in form and substance satisfactory to Claremont, which Escrow Agreement shall become effective upon the Effective Time.

         (s) TERMINATION OF BONUS PLAN. OpTex shall have terminated its Employee Bonus Plan and shall have paid to its employees any bonuses such employees had earned or otherwise become entitled to thereunder through the Closing Date. Claremont shall have received a certificate signed on behalf of OpTex by the Chairman of the Board of OpTex to such effect.

         (t) CONSENT OF COMMERCE NATIONAL BANK. There shall have been delivered to Claremont a consent to the Merger executed by Commerce National Bank (the "Bank") pursuant to the terms and conditions of certain commercial loan agreements, promissory notes and security agreements by and among OpTex, the Bank and the U.S. Small Business Administration.

         (u)  DISCHARGE OF INDEBTEDNESS/TERMINATION OF SECURITY INTEREST.
There shall have been delivered to Claremont satisfactory evidence of the discharge in full of OpTex's indebtedness to LCI International Telecom Corp. (including without limitation OpTex's original promissory note issued to LCI International Telecom Corp. marked cancelled), and termination of the security interest granted by OpTex to LCI International Telecom Corp. in connection with such indebtedness.

         (v) TERMINATION OF CLOSE CORPORATION AGREEMENT. There shall have been delivered to Claremont satisfactory evidence of the termination of the Close Corporation Agreement dated December 3, 1993, by and among OpTex and the Shareholders.

    7.2 CONDITIONS TO OBLIGATIONS OF OPTEX. The obligation of OpTex to effect the Merger is also subject to the satisfaction or waiver by OpTex at or prior to the Effective Time of the following conditions:

         (a) OPTEX SHAREHOLDER APPROVAL. This Agreement, the Merger and the other transactions contemplated hereby shall have been unanimously approved and adopted by the the Shareholders in accordance with the Ohio Act and OpTex's Articles of Incorporation and Code of Regulations and Code of Bylaws.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Claremont and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). OpTex shall have received a certificate signed on behalf of Claremont by the Chief Executive Officer and the Chief Financial Officer of Claremont to such effect.

         (c)  PERFORMANCE OF OBLIGATIONS BY CLAREMONT AND SUBSIDIARY.
Claremont and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and OpTex shall have received a


31 - AGREEMENT AND PLAN OF MERGER
certificate signed on behalf of Claremont by the Chief Executive Officer and the Chief Financial Officer of Claremont to such effect.

         (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No Order shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (e) OPINION LETTER OF COUNSEL FOR CLAREMONT AND SUBSIDIARY. OpTex shall have received an opinion letter of Ater Wynne Hewitt Dodson & Skerritt, LLP, counsel for Claremont and Subsidiary, dated the Closing Date, in form and substance satisfactory to OpTex and its counsel to the effect set forth in
Exhibit 7.2(e) attached hereto.

         (f) ESCROW AGREEMENT. Claremont, the Escrow Agent and the Shareholder Representative shall have entered into a Escrow Agreement in form and substance satisfactory to OpTex and the Shareholder Representative, which Escrow Agreement shall become effective upon the Effective Time.

         (g) PROCEEDINGS AND LITIGATION. On the Closing Date, no action or proceeding shall be threatened, instituted or pending by or before any court or any governmental or other regulatory or administrative body requesting or looking toward an order, judgment or decree which (i) questions the validity of or seeks to restrain or prohibit the consummation of the transactions contemplated hereby; or (ii) in the reasonable judgment of OpTex, would have a material adverse effect on the business or financial condition of Claremont.

         (h) FILINGS AND CONSENTS. On the Closing Date, other than the filing of Articles of Merger in Oregon and Certificate of Merger in Ohio, all filings required to be made prior to the Effective Time by Claremont and Subsidiary with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Claremont and Subsidiary from, governmental authorities and other persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be.

         (i) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by Claremont and all instruments executed and delivered by Claremont in connection with the Merger at or prior to the Closing Date shall be reasonably satisfactory in form and substance to counsel for OpTex.

         (j)  EMPLOYMENT AGREEMENT.  There shall have been delivered to Michael
L. Johnson an Employment Agreement, substantially in the form attached hereto as
Exhibit 7.1(o), executed by an authorized officer of Claremont or Subsidiary, as applicable.


32 - AGREEMENT AND PLAN OF MERGER

                                     ARTICLE VIII

                                     TERMINATION

    8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of OpTex, by the mutual consent of OpTex and Claremont.

    8.2 TERMINATION BY EITHER OPTEX OR CLAREMONT. This Agreement may be terminated and the Merger abandoned by either OpTex or Claremont at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of OpTex if: (a) the Merger shall not have become effective by August 1, 1997, or such later date as shall have been approved by the Boards of Directors of OpTex and Claremont; (b) a final and nonappealable Order shall be in effect; or (c) any statute, rule or regulation shall have been enacted or promulgated by any government or governmental agency which makes consummation of the Merger illegal.

    8.3 TERMINATION BY CLAREMONT. This Agreement may be terminated by Claremont, and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders and/or directors of the Constituent Corporations, if: (a) any of the representations or warranties made by OpTex in this Agreement shall not be correct or accurate at and as of the time the Closing is scheduled to take place hereunder with the same effect as if made at such time; or (b) OpTex shall have failed to comply with or perform any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by OpTex at or prior to the Closing.



    8.4 TERMINATION BY OPTEX. This Agreement may be terminated by OpTex, and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders and/or directors of the Constituent Corporations, if (a) any of the representations and warranties made by Claremont and Subsidiary in this Agreement shall not be correct or accurate in all material respects at and as of the time the Closing is scheduled to take place hereunder with the same effect as if made at such time; or (b) Claremont or Subsidiary shall have failed to comply with or perform any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by Claremont or Subsidiary at or prior to the Closing in any material respect.

    8.5 NOTICE OF TERMINATION. In the event of any termination pursuant to this Article VIII (other than pursuant to Section 8.1 hereof), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party hereto.

    8.6 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, except as provided herein, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement. Notwithstanding the foregoing, in the event of the termination of this Agreement due to the failure of any party to consummate the Merger for any reason other than the


33 - AGREEMENT AND PLAN OF MERGER
failure of any condition to Closing specified in Article VII, the defaulting party shall reimburse the non-defaulting party for all its expenses incident to preparing for and entering into this Agreement, including, without limitation, legal and accounting fees and expenses.


                                      ARTICLE IX

                            CERTAIN RIGHTS AND LIMITATIONS
                              REGARDING THE MERGER STOCK

    9.1 RESTRICTIONS ON SALE OR TRANSFER OF SHARES; LEGEND. The Claremont common stock to be issued hereunder will not have been registered under the Securities Act of 1933, as amended (the "Securities Act") or the blue sky laws of any state by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and of such state laws. Such shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and such state laws or an exemption therefrom and an opinion of counsel to such effect and satisfactory to Claremont shall have been delivered to Claremont. The certificates representing the Claremont common stock shall contain substantially the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION)."


                                      ARTICLE X

                                RIGHTS TO ESCROW FUND

    10.1 AGREEMENT FOR INDEMNIFICATION.

         (a)  As used in this Article X:


34 - AGREEMENT AND PLAN OF MERGER

              (i) "Damages" means claims, damages, losses, liabilities, judgments, settlements, costs and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding;

             (ii)  "Indemnified Party" means each of Claremont and Subsidiary;

            (iii) "Shareholder Representative" means Michael L. Johnson in his role as representative of the Shareholders in administering the Escrow Fund established under this Agreement and to be administered under this Agreement and under the Escrow Agreement to be executed at or before the Closing (the "Escrow Agreement"), or in the event of Michael L. Johnson's resignation, death or incapacity, such replacement for the Shareholder Representative as may be designated by a majority of the Shareholders, provided such substitute Shareholder Representative shall be bound to the same duties and commitments as the original Shareholder Representative;

             (iv) "First Issue Date" means that day which is 60 days after the expiration of the 12-month period commencing upon the Effective Time; and

              (v) "Second Issue Date" means that day which is 60 days after the expiration of the 24-month period commencing upon the Effective Time.

         (b) From, out of, and to the extent of the resources represented by the Escrow Fund (as hereinafter defined), the Indemnified Party shall be held harmless from, against and in respect of, any and all Damages incurred by the Indemnified Party arising from or in connection with any breach of any representation or warranty made by OpTex and the Shareholders in Article IV of this Agreement and not disclosed on the OpTex Disclosure Schedule; provided, however, that the Indemnified Party shall be held harmless from, against and in respect of, any and all Damages incurred by the Indemnified Party arising from or in connection with any breach of the representations and warranties contained in Section 4.1(p) of this Agreement without regard to any disclosure contained or set forth on the OpTex Disclosure Schedule. Each such breach of a representation or warranty as referred to in this Section 10.1(b) shall be deemed collectively "Claims". Richard E. Brown and Michael A. Guider shall have no liability for any Claim(s). The liability of each of Juli A. Shivley, Laura Henderson and Michael Lininger for any Claim(s) shall be limited to each of their Pro Rata Share of the Escrowed Merger Consideration. The liability of Michael L. Johnson for any Claim(s) shall be unlimited.

         (c) The representations and warranties set forth in Article IV shall, for purposes of this Article X, be deemed to have survived the Effective Time notwithstanding any contrary terms of this Agreement, and whenever such representations and warranties are referred to in this Article X, the text of the same as set forth in Article IV shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each such representation and warranty shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties, and shall not be affected in any respect by any such investigation or inspection.


35 - AGREEMENT AND PLAN OF MERGER

         (d) Claremont shall deposit the Escrowed Merger Consideration in escrow under the Escrow Agreement in four (4) certificates representing 100% of the Escrowed Merger Consideration (the "Escrow Fund"), together with the related blank stock powers. Upon the expiration of the indemnity obligations in accordance with the provisions of Section 10.2 of this Agreement, and subject to the provisions of Section 10.6(a) of this Agreement and the terms of the Escrow Agreement, that number of shares of the Claremont common stock in the Escrow Fund equal to the sum of the 1998 Revenue Shares (as hereinafter defined) and the 1998 Operating Profit Shares (as hereinafter defined) shall be transferred to the Shareholders according to their Pro Rata Share of such Claremont common stock, except for any Claremont common stock which may be necessary under the remainder of this Section 10.1(d). Subject to the remainder of this Section 10.1(d), Claremont shall execute and deliver any instructions to the Escrow Agent (as defined in the Escrow Agreement) required by the Escrow Agent to effect such transfer. If, on the First Issue Date, there exists any Claim which was timely asserted by the Indemnified Party but which is not then finally resolved and discharged, there shall remain in the Escrow Fund an aggregate number of shares of Claremont common stock with an aggregate fair market value (determined as of the Closing Date) equal to the reasonable estimate (determined in accordance with Section 10.3) of the amount of Damages asserted to be caused by such Claim. Subject to the provisions of Section 10.6(a) of this Agreement, upon the final resolution and discharge of any such Claim, Claremont shall execute and deliver any instructions to the Escrow Agent required by the Escrow Agent to effect the transfer of any shares of Claremont common stock remaining in the Escrow Fund (less the number of shares required to satisfy any Claim(s)) up to that number of such shares equal to the sum of the 1998 Revenue Shares and the 1998 Operating Profit Shares to the Shareholders according to their Pro Rata Share thereof. Upon the Second Issue Date, subject to the provisions of Sections 10.6(b) and 10.6(c) of this Agreement and the terms of the Escrow Agreement, that number of shares of the Claremont common stock in the Escrow Fund equal to the sum of the 1999 Revenue Shares (as hereinafter defined) and the 1999 Operating Profit Shares (as hereinafter defined) shall be transferred to the Shareholders according to their Pro Rata Share of such Claremont common stock. Claremont shall execute and deliver any instructions to the Escrow Agent required by the Escrow Agent to effect the such transfer.

    10.2 LIMITATIONS OF CLAIMS AGAINST ESCROW FUND. The indemnity obligations under Section 10.1(b) of this Agreement shall expire on the First Issue Date; provided, however, that the indemnity obligations for Claims timely asserted by the Indemnified Party in the manner provided in this Agreement shall continue until such Claims are finally resolved and discharged.

    10.3 NOTICE OF CLAIM. An Indemnified Party shall promptly notify the Shareholder Representative in writing of any Claim asserted against or imposed upon or incurred by it that might give rise to any indemnity obligation hereunder (a "Notice of Claim"), specifying the basis and, if possible, a reasonable estimate of the amount (as determined in good faith by the Board of Directors of the Indemnified Party), of Damages sought by such Indemnified Party on account thereof and in reasonable detail such information as the Indemnified Party may have with respect to the matter that is the subject of the Notice of Claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). An Indemnified Party shall not be entitled to give a Notice of Claim after the First Issue Date. The date of a Notice of Claim shall mean (a) the date of the


36 - AGREEMENT AND PLAN OF MERGER
postmark on the registered or certified mail containing the Notice of Claim, or
(b) if the Notice of Claim is transmitted by courier, the date of its delivery to the courier by the Indemnified Party or (c) if the Notice of Claim is personally delivered, the date of such personal delivery.

    10.4 DEFENSE AND SETTLEMENT OF CLAIMS. The Shareholder Representative shall have the right (without prejudice to the right of the Indemnified Party to participate at its own expense through counsel of its own choosing) to defend against any Claim that is the subject of a Notice of Claim and to pay the expenses thereof (including the expenses of counsel of their own choosing), and to control such defense if they provide written notice of their intention to do so within 15 business days of receipt of the Notice of Claim. The Indemnified Party shall cooperate fully in the defense of such Claim and shall make available to the Shareholder Representative or his counsel all pertinent information under its control relating thereto. The Indemnified Party shall have the right to elect to settle any such Claim; provided, however, there shall be no indemnification obligation with respect to any monetary payment to any third party required by such settlement unless the Shareholder Representative shall have consented thereto, which consent shall not be unreasonably withheld. The Shareholder Representative shall have the right to elect to settle any such Claim subject to the consent of Claremont, which consent shall not be unreasonably withheld.

    10.5 JURISDICTION. Claremont, OpTex and the Shareholder Representative hereby irrevocably submit exclusively to the personal jurisdiction of the state courts of the State of Oregon and to the personal jurisdiction of the United States District Court for the District of Oregon, and all courts from which an appeal may be taken, solely for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, and hereby waive to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it or they are not subject personally to the jurisdiction of the above-named courts for such proceedings.

    10.6 ESCROW FOR "EARN-OUT".

         (a)  Subject to Section 10.1(d) of this Agreement, upon the First
Issue Date, the Shareholders shall be entitled to receive their Pro Rata Share of those shares of Claremont common stock in the Escrow Fund equal to the sum of the 1998 Revenue Shares and the 1998 Operating Profit Shares. The "1998 Revenue Shares" means that number of shares of Claremont common stock which is equal to 36,000 multiplied by a fraction, the numerator of which is the Surviving Corporation's fiscal year 1998 "Revenue" (as defined in Exhibit 10.6(a) attached hereto) less Four Million and 00/100 Dollars ($4,000,000.00), and the denominator of which is Six Million and 00/100 Dollars ($6,000,000.00). For clarification purposes and by way of example ONLY, if the Surviving Corporation's fiscal year 1998 Revenue is Eight Million and 00/100 Dollars ($8,000,000.00), the Shareholders would be entitled to receive 24,000 shares of Claremont's common stock. ((8,000,000 less 4,000,000, divided by 6,000,000)36,000 = 24,000.) The "1998 Operating Profit Shares" means that number of shares of Claremont common stock which is equal to 84,000 multiplied by a fraction, the numerator of which is the Surviving


37 - AGREEMENT AND PLAN OF MERGER

Corporation's fiscal year 1998 "Operating Profit" (as defined in Exhibit 10.6(a) attached hereto) less Six Hundred Thousand and 00/100 Dollars ($600,000.00), and the denominator of which is Nine Hundred Thousand and 00/100 Dollars ($900,000.00). For clarification and by way of example ONLY, if the Surviving Corporation's fiscal year 1998 Operating Profit is One Million and 00/100 Dollars ($1,000,000.00), the Shareholders would be entitled to receive 37,333 shares of Claremont's common stock. ((1,000,000 less 600,000, divided by 900,000)84,000 = 37,333).

         (b) Upon the Second Issue Date, the Shareholders shall be entitled to receive their Pro Rata Share of those shares of Claremont common stock in the Escrow Fund, if any, equal to the sum of the 1999 Revenue Shares and the 1999 Operating Profit Shares. The "1999 Revenue Shares" means that number of shares of Claremont common stock which is equal to 36,000 less the 1998 Revenue Shares, multiplied by a fraction, the numerator of which is the Surviving Corporation's fiscal year 1999 Revenue less the greater of Four Million and 00/100 Dollars ($4,000,000.00) or the Surviving Corporation's fiscal year 1998 Revenue, and the denominator of which is Ten Million and 00/100 Dollars ($10,000,000.00) less the Surviving Corporation's fiscal year 1998 Revenue. For clarification purposes and by way of example ONLY, if the Surviving Corporation's fiscal year 1999 Revenue is Ten Million and 00/100 Dollars ($10,000,000.00) and the Surviving Corporation's fiscal year 1998 Revenue was Eight Million and 00/100 Dollars ($8,000,000.00), the Shareholders would be entitled to receive 12,000 shares of Claremont's common stock. ((10,000,000 less 8,000,000, divided by 10,000,000 less 8,000,000)36,000 - 24,000 = 12,000). The "1999 Operating Profit Shares"
means that number of shares of Claremont common stock which is equal to 84,000 less the 1998 Operating Profit Shares, multiplied by a fraction, the numerator of which is the Surviving Corporation's fiscal year 1999 Operating Profit less the greater of Six Hundred Thousand and 00/100 Dollars ($600,000.00) or the Surviving Corporation's fiscal year 1998 Operating Profit, and the denominator of which is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) less the Surviving Corporation's fiscal year 1998 Operating Profit. For purposes of clarification and by way of example ONLY, if the Surviving Corporation's fiscal year 1999 Operating Profit is One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00) and the Surviving Corporation's fiscal year 1998 Operating Profit was One Million and 00/100 Dollars ($1,000,000.00), the Shareholders would be entitled to receive 28,000 shares of Claremont's common stock. ((1,300,000 less 1,000,000, divided by 1,500,000 - 1,000,000)84,000 - 37,333 = 28,000).

         (c) The sum of the 1998 Revenue Shares and the 1999 Revenue Shares shall not exceed 36,000. The sum of the 1998 Operating Profit Shares and the 1999 Operating Profit Shares shall not exceed 84,000. In the event that the 1998 Revenue Shares equal 36,000, before taking into account any Claim(s) timely asserted by the Indemnified Party, the Shareholders will not be entitled to the 1999 Revenue Shares. In the event that the 1998 Operating Profit Shares equal 84,000, before taking into account any Claim(s) timely asserted by the Indemnified Party, the Shareholders will not be entitled to the 1999 Operating Profit Shares.

         (d) Notwithstanding the foregoing provisions of this Section 10.6, in the event that a Change in Control of Claremont (as defined hereinafter) occurs on or after the First Issue Date, the Shareholders will be entitled to receive their Pro Rata Share of the shares of Claremont common stock in the Escrow Fund, subject to any Claims that have been timely asserted by the Indemnified Party in the manner provided in this Agreement. In the event that a Change in Control of Claremont occurs prior to the First Issue Date, the Shareholders will be entitled to receive their Pro Rata Share of the shares of Claremont common stock in the Escrow Fund, subject to any Claims


38 - AGREEMENT AND PLAN OF MERGER
that have been timely asserted by the Indemnified Party in the manner provided in this Agreement, promptly after the First Issue Date. For the purposes of this Section 10.6(d), a "Change in Control of Claremont" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Claremont; (ii) Claremont's shareholders approve any plan or proposal for the liquidation or dissolution of Claremont;
(iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rule 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) by (x) any person or entity or (y) or any group, of any capital stock of Claremont such that, as a result of such acquisition, such person, entity or group of related persons or entities either
(I) beneficially owns, directly or indirectly, more than 50% of the combined voting power of Claremont's then outstanding securities entitled to vote for a majority of Claremont's Board of Directors, or (II) otherwise has the ability to elect, directly or indirectly, a majority of the members of Claremont's Board of Directors.


                                     ARTICLE XI

                                    MISCELLANEOUS

    11.1 CONDITIONAL CLOSING. In each state whose statutes, rules or regulations require that the Merger must by approved by such state's public utility commission (or similar entity) prior to the effective consummation of the Merger, the Closing of the Merger shall be subject to and contingent upon such approval, and shall be deemed not to have been effected in such state until receipt by OpTex and Claremont of such approval.

    11.2 COOPERATION. The parties agree that each of them will fully cooperate with the other and with the other's counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party agrees that it will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible, and each party agrees that it will not undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by it in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing Date.

    11.3 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, except as otherwise provided under Section 8.6 hereof, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

    11.4 SURVIVAL. The representations, warranties and agreements of the parties contained in Article III (but only to the extent that such provision expressly relate to actions to be taken after the Effective Time), Article IV,
Article X and Sections 1.4, 11.3 and 11.4 shall survive the consummation of the Merger. The agreements of the parties contained in Sections 8.6 and 11.2 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall be deemed to be conditions of the Merger, as provided herein, and shall not survive the consummation of the Merger.


39 - AGREEMENT AND PLAN OF MERGER

    11.5 MODIFICATION OR AMENDMENT. At any time (before or after approval hereof by the shareholders of the Constituent Corporations) prior to the Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective Boards of Directors, provided such modification or amendment does not reduce the total consideration to be paid in the Merger. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

    11.6 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of one such condition shall constitute a waiver of any other such condition.

    11.7 CERTIFICATION OF SHAREHOLDER VOTE AND DISSENTERS. Promptly following the shareholder meeting or obtainment of the written consent of the Shareholders referred to in Section 5.1, but in any event no later than five (5) days prior to the Merger Date, OpTex shall deliver to Claremont a certificate of its Secretary setting forth (i) the number of shares of its capital stock outstanding and entitled to vote, the number of shares of its stock voted in favor of or consenting to and the number of shares voted against adoption and approval of this Agreement, (ii) the names of all of its shareholders not voting in favor of this Agreement who filed with OpTex written objection to the Merger before the taking of the vote on the Agreement and (iii) a definitive list of common shareholders and the number of shares of such shareholders to be tendered to Claremont in the Merger.

    11.8 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to its conflicts of laws principles.

    11.10 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid as follows:

    If to Claremont:
          Claremont Technology Group, Inc.
          70 West Red Oak Lane, 4th Floor
          White Plains, New York   10604
          Attention: Dennis M. Goett, Chief Financial Officer


40 - AGREEMENT AND PLAN OF MERGER

    With a copy to:
          Claremont Technology Group, Inc.
          One Elm Square
          Andover, Massachusetts   01810
          Attention:  Elise P. Caffrey, Vice President

    And to:
          Ater Wynne Hewitt Dodson & Skerritt, LLP
          Suite 1800
          222 S.W. Columbia
          Portland, OR 97201-6618
          Attention: Brenda L. Meltebeke, Esquire

    If to OpTex:
          OpTex, Inc.
          4880 Blazer Memorial Pkwy
          Dublin, Ohio 43015
          Attention: Michael L. Johnson, Chief Executive Officer

    With a copy to:
          John R. Perkins, Jr., Esquire
          Jones, Troyan, Pappas & Perkins
          1472 Manning Parkway
          Powell, OH  43065

    If to the Shareholder Representative:
          Michael L. Johnson
          6065 Glenbarr Place
          Dublin, OH   43017

    11.11 ENTIRE AGREEMENT. This Agreement and the other agreements, exhibits and schedules referenced herein or attached hereto (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, (b) are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder and thereunder, and
(c) shall not be assignable by operation of law or otherwise.

    11.12 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    11.13 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.


41 - AGREEMENT AND PLAN OF MERGER

    11.14 CONFIDENTIALITY. On and at all times after the execution of this Agreement and until the consummation of the transactions contemplated hereby, the Parties agree to continue to be bound by the provisions of the Letter Agreement dated March 4, 1997 by and between OpTex and Claremont (the "Letter Agreement") with respect to information obtained by or provided to either Party in connection with the transactions contemplated by this Agreement. However, each Party may disclose information to its employees and financial and legal advisors on a strict need-to-know-basis and under obligations of confidentiality similar to those contained in the Letter Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending it to be effective as of the date first hereinabove written.

                                       CLAREMONT TECHNOLOGY GROUP, INC.


                                       By:____________________________________
                                          Elise P. Caffrey, Vice President

                                       CLAREMONT ACQUISITION CORPORATION


                                       By:____________________________________
                                          Terry D. Murphy, President

                                       OPTEX, INC.


                                       By:____________________________________
                                          Michael L. Johnson, Chairman of the
                                          Board


                                       _______________________________________
                                       MICHAEL L. JOHNSON


                                       _______________________________________
                                       MICHAEL A. GUIDER


                                       _______________________________________
                                       JULI A. SHIVLEY


                                       _______________________________________
                                       RICHARD E. BROWN


42 - AGREEMENT AND PLAN OF MERGER

                                       _______________________________________
                                       LAURA HENDERSON


                                       _______________________________________
                                       MICHAEL LININGER


                                       FOR PURPOSES OF ARTICLE X HEREOF ONLY


                                       _______________________________________
                                       MICHAEL L. JOHNSON, in his capacity
                                       as Shareholder Representative


43 - AGREEMENT AND PLAN OF MERGER

                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                          CLAREMONT TECHNOLOGY GROUP, INC.,
                          CLAREMONT ACQUISITION CORPORATION,
                                     OPTEX, INC.,
                        MICHAEL L. JOHNSON, MICHAEL A. GUIDER
                          JULI A. SHIVLEY, RICHARD E. BROWN,
                                   LAURA HENDERSON
                                         AND
                                   MICHAEL LININGER

                                        DATED

                                    July 10, 1997

                                  TABLE OF CONTENTS


                                                                          Page
                                                                          ----

ARTICLE I  THE MERGER; CLOSING; EFFECTIVE TIME . . . . . . . . . . . . . .   1

    1.1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2  THE CLOSING.. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.3  ARTICLES OF MERGER. . . . . . . . . . . . . . . . . . . . . . . .   2
    1.4  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . .   2

    2.1  CAPITALIZATION OF THE SURVIVING CORPORATION.  . . . . . . . . . .   2
    2.2  ARTICLES OF INCORPORATION.. . . . . . . . . . . . . . . . . . . .   2
    2.3  CODE OF REGULATIONS AND CODE OF BYLAWS. . . . . . . . . . . . . .   2
    2.4  TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . . .   2
    2.5  OFFICERS AND DIRECTORS. . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE III CONSIDERATION FOR THE MERGER . . . . . . . . . . . . . . . . . . 3

    3.1  CONVERSION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    3.2  TREASURY SHARES.. . . . . . . . . . . . . . . . . . . . . . . . .   3
    3.3  SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . . . . .   3
    3.4  RICHARD E. BROWN'S RIGHTS.. . . . . . . . . . . . . . . . . . . .   4
    3.5  FRACTIONAL SHARES.. . . . . . . . . . . . . . . . . . . . . . . .   5
    3.6  LOST CERTIFICATES.. . . . . . . . . . . . . . . . . . . . . . . .   5
    3.7  SUBSIDIARY SHARES.. . . . . . . . . . . . . . . . . . . . . . . .   5
    3.8  ESCROW DEPOSIT. . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .   5

    4.1  REPRESENTATIONS AND WARRANTIES OF OPTEX
         AND THE SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . .   5
         (a)  ORGANIZATION, GOOD STANDING, POWER, ETC. . . . . . . . . . .   5
         (b)  AUTHORIZED CAPITALIZATION. . . . . . . . . . . . . . . . . .   6
         (c)  SUBSIDIARIES.. . . . . . . . . . . . . . . . . . . . . . . .   6
         (d)  OPTIONS, WARRANTS, RIGHTS, ETC.. . . . . . . . . . . . . . .   6
         (e)  EFFECT OF AGREEMENT. . . . . . . . . . . . . . . . . . . . .   6
         (f)  POWER, DUE AUTHORIZATION.. . . . . . . . . . . . . . . . . .   7
         (g)  SECURITIES MATTERS.. . . . . . . . . . . . . . . . . . . . .   7
         (h)  FINANCIAL STATEMENTS.. . . . . . . . . . . . . . . . . . . .   7

         (i)  CUSTOMERS. . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (j)  ABSENCE OF CERTAIN CHANGES OR EVENTS.. . . . . . . . . . . .   8
         (k)  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (l)  LITIGATION.. . . . . . . . . . . . . . . . . . . . . . . . .  10
         (m)  LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . .  11
         (n)  INTANGIBLE PROPERTY. . . . . . . . . . . . . . . . . . . . .  11
         (o)  BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . .  12
         (p)  LICENSES, PERMITS, AUTHORIZATIONS, ETC.. . . . . . . . . . .  12
         (q)  APPLICABLE LAWS. . . . . . . . . . . . . . . . . . . . . . .  13
         (r)  EMPLOYEE BENEFIT PLANS.  . . . . . . . . . . . . . . . . . .  13
         (s)  ENVIRONMENTAL LAWS AND REGULATIONS.. . . . . . . . . . . . .  16
         (t)  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (u)  TITLE TO REAL AND PERSONAL PROPERTIES, ABSENCE OF
               LIENS AND ENCUMBRANCES; CONDITION OF PROPERTIES.  . . . . .  19
         (v)  INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (w)  MATERIAL CONTRACTS.. . . . . . . . . . . . . . . . . . . . .  20
         (x)  LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.. . .  21
         (y)  TRANSACTIONS WITH RELATED PARTIES. . . . . . . . . . . . . .  22
         (z)  FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . .  22
         (aa) BANKING RELATIONSHIPS. . . . . . . . . . . . . . . . . . . .  22
         (ab) ABSENCE OF CERTAIN COMMERCIAL PRACTICES. . . . . . . . . . .  22
         (ac) BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (ad) TAX-FREE REORGANIZATION. . . . . . . . . . . . . . . . . . .  23

    4.2  REPRESENTATIONS AND WARRANTIES OF CLAREMONT AND SUBSIDIARY. . . .  23
         (a)  ORGANIZATION, GOOD STANDING, POWER, ETC. . . . . . . . . . .  23
         (b)  MERGER STOCK.. . . . . . . . . . . . . . . . . . . . . . . .  23
         (c)  POWER, DUE AUTHORIZATION.. . . . . . . . . . . . . . . . . .  23
         (d)  NO CONFLICT. . . . . . . . . . . . . . . . . . . . . . . . .  24
         (e)  BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (f)  ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . .24
         (g)  ADDITIONAL INFORMATION.. . . . . . . . . . . . . . . . . . .  24
         (h)  NO MATERIAL CHANGE.. . . . . . . . . . . . . . . . . . . . .  24
         (i)  SEC REPORTS. . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V  OPTEX'S COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  25

    5.1  SHAREHOLDER'S MEETING.. . . . . . . . . . . . . . . . . . . . . .  25
    5.2  CONDUCT OF OPTEX PRIOR TO THE CLOSING DATE. . . . . . . . . . . .  25
         (a)  OPERATION OF BUSINESS. . . . . . . . . . . . . . . . . . . .  25
         (b)  MAINTAIN PROPERTIES. . . . . . . . . . . . . . . . . . . . .  26
         (c)  SALARIES.. . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (d)  BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . .  26
         (e)  ENCUMBRANCES.. . . . . . . . . . . . . . . . . . . . . . . .  26
         (f)  COMPLIANCE.. . . . . . . . . . . . . . . . . . . . . . . . .  26
         (g)  NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . .  26

         (h)  ACTIONS WITH RESPECT TO CHARTER DOCUMENTS, CAPITAL STOCK.. .  26
         (i)  ACCESS.. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (j)  NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . .  27

    5.3  PUBLICITY.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VI MUTUAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .27

    6.1  BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    6.2  FILINGS; OTHER ACTION.. . . . . . . . . . . . . . . . . . . . . .  28
    6.3  TAX-FREE REORGANIZATION.. . . . . . . . . . . . . . . . . . . . .  28
    6.4  FURTHER ACTION. . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VII  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  28

    7.1  CONDITIONS TO OBLIGATIONS OF CLAREMONT AND SUBSIDIARY.. . . . . .  28
         (a)  OPTEX SHAREHOLDER APPROVAL.. . . . . . . . . . . . . . . . .  28
         (b)  REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . . . . .  28
         (c)  PERFORMANCE OF OBLIGATIONS BY OPTEX AND THE SHAREHOLDERS.. .  29
         (d)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.. . . . . . . . . .  29
         (e)  PROCEEDINGS AND LITIGATION.. . . . . . . . . . . . . . . . .  29
         (f)  EMPLOYEE RETENTION.. . . . . . . . . . . . . . . . . . . . .  29
         (g)  RESIGNATIONS.. . . . . . . . . . . . . . . . . . . . . . . .  29
         (h)  OPINION LETTER OF COUNSEL FOR OPTEX AND THE SHAREHOLDERS.. .  29
         (i)  DISSENTING SHAREHOLDERS. . . . . . . . . . . . . . . . . . .  29
         (j)  INVESTMENT REPRESENTATIONS.. . . . . . . . . . . . . . . . .  30
         (k)  NO MATERIAL ADVERSE CHANGE.. . . . . . . . . . . . . . . . .  30
         (l)  FILINGS AND CONSENTS.. . . . . . . . . . . . . . . . . . . .  30
         (m)  PROCEEDINGS SATISFACTORY TO COUNSEL. . . . . . . . . . . . .  30
         (n)  PROPRIETARY INFORMATION AGREEMENTS.. . . . . . . . . . . . .  30
         (o)  EMPLOYMENT AGREEMENT.. . . . . . . . . . . . . . . . . . . .  30
         (p)  PRIVATE PLACEMENT EXEMPTION. . . . . . . . . . . . . . . . .  30
         (q)  NO ENCUMBRANCES. . . . . . . . . . . . . . . . . . . . . . .  30
         (r)  ESCROW AGREEMENT.. . . . . . . . . . . . . . . . . . . . . .  31
         (s)  TERMINATION OF BONUS PLAN. . . . . . . . . . . . . . . . . .  31
         (t)  CONSENT OF COMMERCE NATIONAL BANK. . . . . . . . . . . . . .  31
         (u)  DISCHARGE OF INDEBTEDNESS/TERMINATION OF SECURITY INTEREST.. .31
         (v)  TERMINATION OF CLOSE CORPORATION AGREEMENT . . . . . . . . . .31

    7.2  CONDITIONS TO OBLIGATIONS OF OPTEX. . . . . . . . . . . . . . . .  31
         (a)  OPTEX SHAREHOLDER APPROVAL.. . . . . . . . . . . . . . . . .  31
         (b)  REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . . . . .  31
         (c)  PERFORMANCE OF OBLIGATIONS BY CLAREMONT AND SUBSIDIARY.. . .  31
         (d)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.. . . . . . . . . .  32
         (e)  OPINION LETTER OF COUNSEL FOR CLAREMONT AND SUBSIDIARY.. . .  32

         (f)  ESCROW AGREEMENT.. . . . . . . . . . . . . . . . . . . . . .  32
         (g)  PROCEEDINGS AND LITIGATION.. . . . . . . . . . . . . . . . .  32
         (h)  FILINGS AND CONSENTS.. . . . . . . . . . . . . . . . . . . .  32
         (i)  PROCEEDINGS SATISFACTORY TO COUNSEL. . . . . . . . . . . . .  32
         (j)  EMPLOYMENT AGREEMENT.. . . . . . . . . . . . . . . . . . . .  32


ARTICLE VIII  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . .  33

    8.1  TERMINATION BY MUTUAL CONSENT.. . . . . . . . . . . . . . . . . .  33
    8.2  TERMINATION BY EITHER OPTEX OR CLAREMONT. . . . . . . . . . . . .  33
    8.3  TERMINATION BY CLAREMONT. . . . . . . . . . . . . . . . . . . . .  33
    8.4  TERMINATION BY OPTEX. . . . . . . . . . . . . . . . . . . . . . .  33
    8.5  NOTICE OF TERMINATION.. . . . . . . . . . . . . . . . . . . . . .  33
    8.6  EFFECT OF TERMINATION AND ABANDONMENT.. . . . . . . . . . . . . .  33

ARTICLE IX CERTAIN RIGHTS AND LIMITATIONS
          REGARDING THE MERGER STOCK . . . . . . . . . . . . . . . . . . .  34

    9.1  RESTRICTIONS ON SALE OR TRANSFER OF SHARES; LEGEND. . . . . . . .  34

ARTICLE X  RIGHTS TO ESCROW FUND . . . . . . . . . . . . . . . . . . . . .  34

    10.1 AGREEMENT FOR INDEMNIFICATION.. . . . . . . . . . . . . . . . . .  34
    10.2 LIMITATIONS OF CLAIMS AGAINST ESCROW FUND.. . . . . . . . . . . .  36
    10.3 NOTICE OF CLAIM.. . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.4 DEFENSE AND SETTLEMENT OF CLAIMS. . . . . . . . . . . . . . . . .  37
    10.5 JURISDICTION. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    10.6 ESCROW FOR "EARN-OUT".. . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE XI MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  39

    11.1 CONDITIONAL CLOSING . . . . . . . . . . . . . . . . . . . . . . . .39
    11.2 COOPERATION.. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    11.3 PAYMENT OF EXPENSES.. . . . . . . . . . . . . . . . . . . . . . .  39
    11.4 SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    11.5 MODIFICATION OR AMENDMENT.. . . . . . . . . . . . . . . . . . . .  40
    11.6 WAIVER OF CONDITIONS. . . . . . . . . . . . . . . . . . . . . . .  40
    11.7 CERTIFICATION OF SHAREHOLDER VOTE AND DISSENTERS. . . . . . . . .  40
    11.8 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    11.9 GOVERNING LAW.. . . . . . . . . . . . . . . . . . . . . . . . . .  40
    11.10 NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    11.11 ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . .  41
    11.12 CAPTIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    11.13 SEVERABILITY.. . . . . . . . . . . . . . . . . . . . . . . . . .  41

    11.14 CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . .  42

DISCLOSURE SCHEDULES

    OpTex Disclosure Schedule

    Claremont Disclosure Schedule

EXHIBITS

Officers and Directors (2.5)
Pro Rata Share (3.1(d))
Employee Retention (7.1(f))
Opinion of Jones, Troyan, Pappas & Perkins (7.1(h))
Form of Letter of Transmittal (7.1(j))
Proprietary Information Agreement (7.1(n))
Employment Agreement (7.1(o))
Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP (7.2(e))
Escrow for Earn-Out (10.6(a))

                                     EXHIBIT 2.5

                               Officers and Directors


Board of Directors:

    Paul J. Cosgrave
    Dennis M. Goett
    Edward A. Fullman
    Michael L. Johnson

Officers:

    Michael L. Johnson -- President
    Terry D. Murphy -- Secretary
    Terry D. Murphy -- Treasurer

                                    EXHIBIT 3.1(d)

                                    Pro Rata Share




                                Initial Merger     Escrowed Merger
                                Consideration       Consideration
                                -------------       -------------
                                Cash    Shares          Shares
                                ----    ------          ------
     Michael L. Johnson     $220,000    78,400         105,600
     Juli A. Shivley          50,000     6,000          6,000
     Laura Henderson          50,000     6,000          6,000
     Michael Lininger         20,000     2,400          2,400
     Richard E. Brown        500,000     8,000            0
     Michael A. Guider       160,000    19,200            0

                                    EXHIBIT 7.1(f)

                                  Employee Retention


    Except as indicated below, all current employees of OpTex shall continue to be employed by OpTex and shall not have indicated either to Claremont or to OpTex an intention to terminate their employment following consummation of the Merger.

    Michael A. Guider's employment will be terminated following consummation of the Merger.

                                   EXHIBIT 10.6(a)

    For purposes of calculating the "Earn-Out" under Section 10.6, "Revenue" and "Operating Profit" shall be determined as follows:

    At the end of Claremont's fiscal year 1998 and 1999, as applicable, OpTex's fiscal year 1998 and 1999, as applicable, revenue and operating profits will be reviewed, determined and audited by Claremont's independent auditors. In such audit process, OpTex's revenue will be determined using generally accepted accounting principals, consistently applied. OpTex's operating profit will be equal to its revenue less OpTex's direct expenses, and less OpTex's allocated portion of Claremont's company-wide overhead in areas of benefits, administration, facilities and communications applicable to OpTex, which allocation will be performed using standard and customary Claremont allocation rules for such expenses (including currency translation procedures where appropriate). The audit will be binding on Claremont and OpTex.

"Revenue" is the sum of the following components for each fiscal year (July 1 to June 30) derived from Claremont's Consolidated Financial Statements which are marked and reported as OpTex Revenue:

    Software Licenses and System Integration Services for:
         -    SystemOne
         -    SystemX
         -    Derivative OpTex systems, including Switch software
         - Versions of PREMOST Biller and PREMOST Provisioner subsequent to version ____ and ____, respectively
         - Subsequent versions of products acquired by Claremont and managed by Michael L. Johnson

    Outsourcing for:
         -    Customer care using OpTex systems
         -    Other applications using derivative OpTex systems

    Telecom Services:
         -    Using OpTex systems

"Operating Profit" is "Revenue," minus the following costs for each fiscal year (July 1 to June 30) derived from Claremont's Consolidated Financial Statements which are marked and reported as OpTex Costs:

    Research and Development Costs for the following:
         -    SystemOne
         -    SystemX
         -    Derivative OpTex systems, including Switch software


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

         - Versions of PREMOST Biller and PREMOST Provisioner subsequent to version ____ and ____, respectively, and managed by Michael L. Johnson
         - Subsequent versions of products acquired by Claremont and managed by Michael L. Johnson

    System Integration Costs for Implementation of (generated by OpTex, Claremont Communications, Claremont U.S. or International Operations):
         -    SystemOne
         -    SystemX
         -    Derivative OpTex systems, including Switch software
         - Versions of PREMOST Biller and PREMOST Provisioner subsequent to version ____ and ____, respectively
         -    Subsequent versions of products acquired by Claremont

    Outsourcing Costs for Delivery of:
         -    Customer care applications using OpTex systems
         -    Other applications using derivative OpTex systems

    Telecom Services Costs for Delivery of:
         -    OpTex long distance or other telecom services

    Sales, Marketing and Administrative Costs Attributable to:
         -    Software described hereinabove
         -    System integration services described hereinabove
         -    Outsourcing described hereinabove
         -    Telecom services described hereinabove
         -    Allocated cost of capital
         - Allocated corporate burden--that percentage of OpTex employees' salaries attributable to the employee benefits and payroll taxes of such employees
         - Sales, general and administrative expenses attributable to OpTex's operations


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